EXHIBIT 10.15
Net Office Lease
INDEX
BETWEEN MERKBURN HOLDINGS LIMITED AND SIGE
SEIMICONDUCTOR INC. DATED OCTOBER 4, 2005.

Section 13.04 Re-Entry and Termination	27
Section 13.05 Rights on Re-Entry	27
Section 13.06 Payment of Rent, Etc. on Termination	28

Article 14 EVENTS TERMINATING LEASE	28
Section 14.01 Cancellation of Insurance	28
Section 14.02 Default	29

Article 15 MISCELLANEOUS	30
Section 15.01 Notices	30
Section 15.02 Entire Agreement	30
Section 15.03 Area Determination	31
Section 15.04 Successors and Assigns, Interpretation	31
Section 15.05 Force Majeure	31
Section 15.06 Waiver	31
Section 15.07 Governing Law, Covenants, Severability	32
Section 15.08 Headings, Captions	32
Section 15.09 Expropriation	32
Section 15.10 Arbitration	32
Section 15.11 Confidentiality	32
Section 15.12 Time of Essence	33

Article 16 DEFINITIONS	33
Section 16.01 Definitions	33

Article 17 SPECIAL PROVISIONS	39
Section 17.01 Riders	39

Article 18 ACCEPTANCE	40
Section 18.01 Lessee’s Acceptance	40

SCHEDULE “A”	42

SCHEDULE “B”	43

SCHEDULE “C”	44

SCHEDULE “D”	49
LESSOR’S WORK	49
EARLY OCCUPANCY	51
LEASEHOLD IMPROVEMENT ALLOWANCE	51
PARKING	51
SPECIAL CONDITIONS	51
LESSEE’S INITIAL BUILDOUT	52
PRELIMINARY SPACE PLAN	52
ALTERATIONS/REPAIRS	52
REMOVAL OF IMPROVEMENTS	52
HEATING, AIR CONDITIONING AND VENTILATION	53

CLEANING	53
SIGNAGE	53
RIGHT OF FIRST REFUSAL	53
OPTIONS TO EXTEND	54
RIGHT TO TERMINATE	54
DELAY IN POSSESSION	55
NON-DISTURBANCE	55
LUNCH ROOM/CAFETERIA	55
LABORATORY	55

SCHEDULE “E” Rental Payment Schedule	56

This Indenture
THIS LEASE made as of the fourth day of October, 2005.
BETWEEN:
MERKBURN HOLDINGS LIMITED
a body corporate incorporated under the laws of Ontario
     (herein after called the “Lessor”)
OF THE FIRST PART
-and-
SIGE SEMICONDUCTOR INC.
(herein after called the “Lessee”)
OF THE SECOND PART
WHEREAS the Lessor is registered as owner, subject to such encumbrances, liens and interests as are notified by memorandum underwritten (or endorsed hereon) of that certain parcel of land municipally described as 1050 Morrison Drive and situated in the City of Ottawa in the Province of Ontario and more particularly described in Schedule “A” attached hereto (hereinafter called the “Land”) upon which Land is situated an office building and related improvements (the said office building and all other fixed improvements now or hereafter on the Land being hereinafter referred to as the “Building”); and,

WHEREAS the Lessee has agreed to lease space in the Building which will comprise the area more particularly hereinafter set forth for the term and at the rental and subject to the terms, covenants, conditions and agreements hereinafter contained; and,
WHEREAS in this Lease certain expressions have the defined meanings set out in Article 16 hereof:
WITNESSETH THAT
ARTICLE 1
PREMISES
     Section 1.01 Premises. In consideration of the rents, covenants, agreements and conditions hereinafter reserved and contained on the part of the Lessee to be respectively paid, kept, observed and performed, the Lessor hereby demises and leases unto the Lessee those certain premises situate on the first floor of the Building containing a Rentable area of 16,500 square feet as shown outlined in red on the floor plan hereto annexed as Schedule “B” (hereinafter referred to as the “Leased Premises”) which Leased Premises shall have for purposes hereinafter set out a Gross Area of 16,500 square feet and the Rentable Area and Gross Area of the Leased Premises shall be measured as provided in Sub-section 16.01 (g), (h), and (j) hereof.

*	subject to confirmation by measurement certified by the Lessor’s Architect in accordance with the Standard Method for Measuring Floor Area in office buildings BOMA (1996) Standard Measurement at the Lessor’s expense prior to the Commencement Date as defined in Section 2.01
ARTICLE 2
TERM
     Section 2.01 Term. TO HAVE AND TO HOLD the Leased Premises for a term of ten (10) years commencing on the first day of April, 2006, (hereinafter referred to as the “Commencement Date”) and to be fully completed and ended on the thirty first day of March, 2016.
     Section 2.02 Possession. It is expressly understood and agreed between the Lessor and the Lessee that should all of the Leased Premises not be ready for occupancy by the Lessee on the Commencement Date, the Term of this Lease shall nonetheless commence on the Commencement Date and this Lease shall remain in full force and effect and subject as hereinafter provided the Lessee shall take possession of the Leased Premises when all of the said Leased Premises are ready for occupancy (or in the opinion of the Lessor’s Architect would have been ready for occupancy except for the fault of the Lessee). The Lessee shall be obligated to pay rent for the Leased Premises as and from the date that all of the Leased Premises are ready for occupancy. If such date shall occur on a day other than the first day of a month, the basic rent and electrical charges for such month shall be payable only for the proportionate part (being the balance of the month commencing on the date the Leased Premises are ready for occupancy) and the full monthly installments payable under the within Lease shall commence and be payable as of and from the first day of the month next following the date when the Leased Premises are ready for occupancy. However, if the delay is due to the Lessor not completing their work, then the Commencement Date would be adjusted.
     Section 2.03 Ready For Occupancy. Intentionally Deleted.
     Section 2.04 Inability To Deliver Possession. The Lessor shall not be liable for loss, injury, damage or inconvenience which the Lessee may sustain by reason of the inability of the Lessor to deliver the Leased Premises on the Possession Date (as defined in Schedule D).
     Section 2.05 Relocation Of Leased Premises. INTENTIONALLY DELETED
ARTICLE 3
RENT
     Section 3.01 Rent. YIELDING AND PAYING THEREFOR unto the Lessor, at the Lessor’s office in the City of Ottawa (or to such other persons at such other places as the Lessor may from time to time in writing designate), subject to adjustment as hereinafter provided, in lawful money of Canada, the annual basic rent of
SEE SCHEDULE “E”
payable without deduction by equal consecutive monthly installments of
SEE SCHEDULE “E”
in advance of the first day of each and every month during the Term, the first installment to be paid on the commencement date or on such other date as may be determined pursuant to Article 2 hereof.
And
As Additional Rent, an amounted estimated by the Landlord and adjusted from time to time, as provided in Article 7.
     Section 3.02 Basis Of Determining Rent. The aforesaid annual basic rent is calculated on the basis of the Rentable Area of Leased Premises being 16,500* square feet leased at the rate of ELEVEN DOLLARS ($11.00) FOR YEARS 1, 2 AND 3, TWELVE DOLLARS (S12.00) FOR YEARS 4, 5 AND 6, TWELVE DOLLARS AND FIFTY CENTS ($12.50) FOR YEARS 7 AND 8, THIRTEEN DOLLARS ($13.00) FOR YEAR 9 AND FOURTEEN DOLLARS ($14.00) FOR YEAR 10 for each square foot of Rentable Area. The said annual basic rent shall be adjusted in the event that the Rentable Area of the Leased Premises shall differ from the Rentable Area stated above. In the event of a dispute the determination of the Rentable Area by the Lessor’s Architect shall be conclusive and binding on the parties hereto.

     Section 3.03 GST. The Lessee shall be responsible for payment of the Goods and Service Tax over and above the rent outlined herein
     Section 3.04 Postdated Cheques. Calculated on the basis of the Rentable Area of Leased Premises being 16,500* square feet the Lessee will submit, on signing of this Lease, 12 postdated cheques in the amount of:

Basic Rent	$15,125.00
Additional Rent	$17,187.50
G.S.T.	$2,261.88

TOTAL MONTHLY RENT	$34,574.38

(Thirty Four Thousand Five Hundred and Seventy Four Dollars and Thirty Eight Cents) to cover basic rent, additional rent, and G.S.T. for the Leased Premises for the first year of the Lease.

*	subject to confirmation by measurement certified by the Lessor’s Architect in accordance with the Standard Method for Measuring Floor Area in office buildings BOMA (1996) Standard Measurement at the Lessor’s expense prior to the Commencement Date as defined in Section 2.01
ARTICLE 4
LESSEE’S COVENANTS
     The Lessee covenants with the Lessor as follows:
     Section 4.01 Occupancy. To occupy the Leased Premises on the date the Leased Premises are ready for occupancy, subject to the terms hereof.
     Section 4.02 Rent. To pay the rent hereby reserved promptly on the days and at the times and in the manner herein mentioned, without demand or deduction.
     Section 4.03 Permitted Use. To use the Leased Premises only for general office and laboratory space purposes and such normal and lawful business duties and functions the Lessee that will not unreasonably interfere with normal use of a first-class high rise office building; and not to use or permit to be used the Leased Premises or any part thereof for any other purpose or business and, more particularly, but without limiting the generality of the last mentioned provision, not to use or permit to be used the Leased Premises or any part thereof for any business which is that of a bank, treasury branch, credit union, trust or acceptance or loan company or any other organization engaged in the business of accepting money on deposit, or any similar banking business (excluding insurance, stock brokers or investment dealers), nor use nor permit the use of any part of the Leased Premises for the purposes of installation or operation of any electronic or mechanical equipment, devices or machines by which any banking transaction, operation or function may be available to the public, nor use or permit the use of any part of the Leased Premises for or as a restaurant, cafeteria, lunch counter, food dispensary, snack bar or other food services operation, nor use or permit to use in any part of the Leased Premises as a post secondary training facility competing with C.D.I. Education Corporation. This does not include any in-house training offered by the Lessee to its employees or clients.
     Section 4.04 Waste and Nuisance. Not to commit or permit any waste or injury to the Leased Premises including the Leasehold Improvements and trade fixtures therein, any overloading of the floors thereof, any nuisance therein or any use or manner of use causing annoyance to other tenants and occupants of the Building and not to use or permit to be used any part of the Leased Premises for any dangerous noxious or offensive trade or business; and not to place any objects on or otherwise howsoever obstruct the heating or air conditioning vents within the Leased Premises.
     Section 4.05 Floor Loads. That the Lessee shall not place a load upon any portion of any floor of the Leased Premises which exceeds the floor load which the area of such floor being loaded was designed to carry having regard to the loading of adjacent areas and that which is allowed by law. The Lessor reserves the right to prescribe the weight and position of all safes and heavy installations which the Lessee wishes to place in the Leased Premises, so as to distribute properly the weight thereof and the Lessee shall pay for all costs incurred by the Lessor and the Lessor’s Architect in making such assessment.
     Section 4.06 Insurance Risks. Not to do, omit to do or permit to be done upon the Leased Premises anything which would cause the Lessor’s cost of insurance (whether fire or liability) to be increased (and, without waiving the foregoing prohibition the Lessor may demand, and the Lessee shall pay to the Lessor upon demand, the amount of any such increase of cost caused by anything so done or omitted or permitted to be done or omitted) or which would cause any policy of insurance to be subject to cancellation or refusal of placement or renewal.
     Section 4.07 Noxious Fumes, Odours. The Lessee shall so use the Leased Premises that noxious or objectionable fumes, vapours and odours will not occur beyond the extent to which they are discharged or eliminated by means of the flues and other devices provided in the Building by the Lessor and shall prevent any such noxious or objectionable fumes, vapours and odours from entering into the air conditioning or being discharged into other vents or flues of the Building or annoying any of the tenants in the Building. Any discharge of fumes, vapours and odours shall be permitted only during such period or periods, to such extent, in such conditions and in such manner as is directed by the Lessor from time to time.
     Section 4.08 Conditions. Not to permit the Leased Premises to become untidy, unsightly, offensive or hazardous or permit unreasonable quantities of waste or refuse to accumulate therein, and at the end of each business day to leave the Leased Premises in a condition such as reasonably to facilitate the performance of the Lessor’s janitor and cleaning services referred to in Section 5.06.
     Section 4.09 By-Laws. To comply at its own expense with all municipal, federal, provincial, sanitary, fire, building and safety statutes, laws, by-laws, regulations, ordinances, orders and requirements pertaining to the operation and the use of the Leased Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by the Lessee therein and the making by the Lessee of any repairs, changes or improvements therein or any other matter pertaining to the Leased Premises or the Lessee as well as all rules and regulations of the Canadian Board of Fire Underwriters, or any successor body and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building which are communicated to the Lessee.
     Section 4.10 Rules and Regulations. To observe, and to cause its employees, invitees and all others over whom the Lessee can reasonably be expected to exercise control to observe the Rules and Regulations attached as Schedule “C” hereto, and such further and other reasonable Rules and Regulations and amendments and changes therein as may hereafter be made by the Lessor of which notice in writing shall be given to the Lessee and all such Rules and Regulations shall be deemed to be incorporated into and form part of this Lease. For the enforcement of such Rules and Regulations, the Lessor shall have available to it all remedies in this Lease provided for a breach thereof and all legal remedies whether or not provided for in this Lease, both at law and in equity. The Lessor shall not be responsible or liable to the Lessee for the non-observance or violation by any other tenant of any such Rules and Regulations or the non-enforcement as against other tenants of such Rules and Regulations or any loss or damage arising out of the same.
     Section 4.11 Surrender, Overholding. That upon the expiration or other termination of the Term of this Lease, the Lessee shall quit and surrender the Leased Premises in vacant and clean possession and in good order, repair, decoration, and condition (subject to the provisions of Sub-section 6.02 (a) hereof) and shall remove all its property therefrom, except as otherwise provided in this Lease. The Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If the Lessee shall continue to occupy the Leased Premises after the expiration of this Lease without further written agreement and without objection by the Lessor, the Lessee shall be a month-to-month tenant at the then current market rates and rents to be negotiated, and (except as to length of tenancy) on and subject to the provisions and conditions herein set out including the payment of electrical charges and Common Costs Escalation.
     Section 4.12 Signs and Directory. Not to paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises (whether on the outside or inside of the Building) or within the Leased Premises so as to be visible from the outside of the Leased Premises, with the exception only of an identification sign at or near the entrance of the Leased Premises and a directory listing in the main lobby of the Building, in each case containing only the name of the Lessee and such other names as the Lessor may permit, and to be subject to the approval of the Lessor as to design, size, location and content. Such identification sign and directory listing shall be installed at the expense of the Lessee, and the Lessor reserves the right to install them as an Additional Service.
     Section 4.13 Inspection and Access. That the Lessor shall be permitted at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Leased Premises for the purpose of inspection, window cleaning, maintenance, providing janitor services, making repairs, alterations or improvements to the Leased Premises, adjoining premises or the Building, or to have access to or make changes in utilities and services (including underfloor and overhead ducts, air conditioning, heating, plumbing, electrical and telephone facilities and access panels, all of which the Lessee agrees not to obstruct) or to determine the electric light and power consumption by the Lessee in the Leased Premises and the Lessee shall provide free and unhampered access for such purposes, and shall not be entitled to compensation for any inconvenience, nuisance and discomfort or loss caused thereby, but the Lessor in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Lessee’s use and enjoyment of the Leased Premises.
     Section 4.14 Exhibiting Premises. That the Lessor or its agents may enter and exhibit the Leased Premises to prospective tenants or purchasers of the said Land or the Leased Premises during Normal Business Hours during the Term hereof, and place upon the Leased Premises a notice, of reasonable dimension and reasonably placed, stating that said Land or the Leased Premises are for sale or to let which notice the Lessee shall not remove or obscure or permit to be removed or obscured, but the Lessor in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Lessee’s use of the Leased Premises.
     Section 4.15 Name of Building. Not to refer to the Building by any name other than that designated from time to time by the Lessor, nor to use such name for any purpose other than that of the business address of the Lessee.
     Section 4.16 Acceptance of Leased Premises. That the Lessee shall be deemed to have examined the Leased Premises before taking possession and the taking of possession shall be conclusive evidence as against the Lessee that at the time thereof the Leased Premises were in good order and satisfactory condition and that all alterations, remodelling, decorating and installation of equipment and fixtures required to be done by the Lessor have been satisfactorily completed save only for such deficiencies of which notice shall have been given to the Lessor within fifteen (15) days after the taking of possession. Any dispute as to any aspect of the Lessor’s work or completion or adequacy of the Building, the Leased Premises or any part thereof shall be determined by the Lessor’s Architect.
ARTICLE 5
LESSOR’S COVENANTS
     The Lessor covenants with the Lessee as follows:
     Section 5.01 Quiet Enjoyment. That the Lessee paying the rent hereby reserved at the times and in the manner aforesaid and observing and performing each and every of the covenants, conditions, restrictions and stipulations by the Lessee to be observed or performed shall and may peaceably and quietly possess and enjoy the Leased Premises for the Term hereby granted without any interruption from the Lessor or any other person lawfully claiming by, through, or under it.
     Section 5.02 Interior Climate Control. To maintain the Leased Premises during Normal Business Hours, and to the extent permitted by law by means of a heating and cooling system, conditions or reasonable temperature and comfort in accordance with good standards of interior climate control generally pertaining at the date of this Lease applicable to normal occupancy of the said premises, but the Lessor shall have no responsibility for any inadequacy of performance of the said system if the Leased Premises depart from the design criteria for such system as determined by the Lessor’s Architect. If the use of the Leased Premises does not accord with the said design criteria and changes in the system are feasible and desirable to accommodate such use, the Lessor may make such changes and the entire expense of such changes will be paid by the Lessee.
     Section 5.03 Elevators. Subject to the supervision of the Lessor and except when repairs are being made thereto, to furnish for use by the Lessee and its employees and invitees in common with other persons entitled thereto passenger elevator service (operator less automatic elevator service, if used, shall be deemed “elevator service” within the meaning of this Section) to the floor on which the Leased Premises or portions thereof are located, and to furnish for the use of the Lessee in common with others entitled thereto at reasonable intervals and at such hours as the Lessor may select, elevator service for the carriage of furniture, equipment, deliveries and supplies, provided however, that if the elevators shall become inoperative or shall be damaged or destroyed the Lessor shall have a reasonable time within which to repair such damage or replace such elevator and the Lessor shall repair or replace the same as soon as reasonably possible, but shall in no event be liable for indirect or consequential damages or other damages for personal discomfort or illness during such period of repair or replacement.
     Section 5.04 Entrances, Lobbies, etc. To permit the Lessee and its employees and invitees to have the use during Normal Business Hours in common with others entitled thereto of the common entrances, lobbies, stairways and corridors of the Building giving access to the Leased Premises (subject to the Rules and Regulations referred to in Section 4.10 and such other reasonable limitations as the Lessor may from time to time impose) provided that notwithstanding the foregoing the Lessor reserves the right to restrict for security purposes the method of access on Saturdays even during Normal Business Hours; and to permit access to the Leased Premises outside of Normal Business Hours by the Lessee and its authorized employees subject to such reasonable restrictions for security purposes as the Lessor may impose.
     Section 5.05 Washrooms. To permit the Lessee and its employees and invitees in common with others entitled thereto to use the washrooms in the Building on the floor or floors in which the Leased Premises are situate and to provide in such washrooms washroom supplies to a standard consistent with normal standards.
     Section 5.06 Janitor Services To provide cleaning and janitorial services, including window cleaning, to a standard and with services consistent with normal standards from time to time for similar first class buildings in similar locations in the city in which the Building is situate, provided that the Lessee shall at the end of each business day leave the Leased Premises in a reasonably tidy condition. With the exception of the obligation to cause such work to be done, the Lessor shall not be responsible for any act or omission on the part of the person or persons, firm or corporation employed to perform such work, and such work shall be done at the Lessor’s direction, without interference by the Lessee, its servants, agents or employees.

ARTICLE 6
REPAIR AND DAMAGE AND DESTRUCTION
     The Lessor and the Lessee further covenant and agree as follows:
     Section 6.01 Lessor’s Repairs. The Lessor covenants with the Lessee, subject to Sub-section 6.03 (b) and Section 11.02 hereof and except for reasonable wear and tear, to keep in a good and substantial state of repair the exterior walls, roof, foundations, and bearing structure of the Building and the pipes, heating and air conditioning, plumbing and electrical wires installed by the Lessor.
     The Lessor shall repair and maintain the Building in good order, including but not limited to the drains, plumbing, heating, air-conditioning, ventilation, washrooms, janitor closets, elevators, escalators, ducts, telephone closets, stairways, the lighting of common areas, the mechanical and electrical systems, security system and the parking lot and catch basin.
     Section 6.02 Lessee’s Repairs The Lessee covenants with the Lessor:
     (a) subject to Sub-section 6.03(b) and except for reasonable wear and tear and Insured Damage, aged, except where the latter is caused by the Lessee, its agents, employees, invitees or licensees, to keep in good and substantial state of repair and decoration, including repainting and cleaning of drapes and carpets at reasonable intervals as needed, the Leased Premises including all Leasehold Improvements and all trade fixtures therein and all glass therein other than (subject to Sub-section 6.02 (d) hereof) perimeter windows on floors above the Ground Floor of the Building;
     (b) that the Lessor may from time to time enter and view the state of repair, and that the Lessee will repair according to notice in writing;
     (c) that if any part of the Building including without limitation, the structure or the structural elements of the Building, or the systems for interior climate control or for the provision of utilities or services get out of repair, or become damaged or destroyed through the negligence or misuse of the Lessee or of its employees, invitees or others over whom the Lessee can reasonably be expected to exercise control, the expense of repairs or replacements thereto necessitated thereby shall be paid by the Lessee;
     (d) that the Lessee shall during the continuance of this Lease and at its expense repair and replace with as good quality and size any glass broken on the Leased Premises, and such obligation shall include outside windows and doors on the perimeter of the Leased Premises whenever such glass shall be broken by the Lessee, its servants, employees, agents or invitees; and
     (e) that the Lessee shall notify the Lessor immediately upon the Lessee becoming aware of any defect in the Leased Premises or of any other condition which may cause damage to the Leased Premises or the Building.

     Section 6.03 Abatement And Termination. It is agreed between the Lessor and the Lessee that:
(a) (i) In the event of partial destruction (as hereinafter defined) of the Leased Premises by fire, the elements or other cause or casualty, then in such event, if the destruction is such, in the opinion of the Lessor’s Architect, that the Leased Premises cannot be used for the Lessee’s business until repaired the rent shall abate until the repair has been made. If the destruction is such that, in the opinion of the Lessor’s Architect, the Leased premises may be partially used for the Lessee’s business while the repairs are being made, then the rent shall abate in the proportion that the part of the Leased Premises rendered unusable bears to the whole of the Leased Premises, PROVIDED ALWAYS that if the part rendered unusable exceeds one-half (1/2) of the area of the Leased Premises there shall be a total abatement of rent until the repairs have been made unless the Lessee, with the permission of the Lessor, in fact uses the undamaged part, in which case the Lessee shall pay proportionate rent for the part so used (being annual basic rent, electrical charges and Common Costs Escalation bearing the same proportion to the annual basic rent, electrical charges and Common Costs Escalation for the whole of the Leased Premises as the area in square feet of the part of the Leased Premises being used bears to the Rentable Area of the Leased Premises). “Partial Destruction” shall mean any damage to the Leased Premises less than total destruction, but which renders all or any part of the Leased Premises temporarily unfit for use by the Lessee for the Lessee’s business. A certificate of the Lessor’s Architect as to whether the whole or a part of the Leased Premises is rendered unusable, and certifying the extent of the part rendered unusable, shall be binding and conclusive upon both Lessor and Lessee for the purposes hereof. Provided that if the partial destruction is repaired within fifteen (15) days after the date of destruction, there shall be no abatement of rent.
     (ii) In the event of partial destruction (as hereinbefore defined) the Lessor shall repair and restore the Leased Premises according to the nature of the damage with all reasonable diligence, except for improvements installed by the Lessee which the Lessee shall repair and restore, in both cases, to substantially the condition the same were in immediately before such destruction occurred, but to the extent that any part of the Leased Premises is not reasonably capable of use by reason of damage which the Lessee is obligated to repair hereunder, any abatement of rent to which the Lessee is otherwise entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Lessor, repairs that the Lessee ought to have completed with reasonable diligence. Provided however that the Lessee shall pay for the cost of the repair and restoration of all destruction which is attributable to the wilful act or neglect of the Lessee, its servants or agents and in such a case, notwithstanding anything herein otherwise contained, there shall be no abatement of rent.
(b) (i) In the event of the total destruction (as hereinafter defined) of the Leased Premises by fire, the elements or other cause or casualty, then in such event this Lease shall terminate with effect from the date when such destruction occurs. Thereupon the Lessee shall immediately surrender the Leased Premises and all its interest therein to the Lessor and the Lessee shall pay rent only to the time of such destruction, and the Lessor may re-enter and repossess the Leased Premises discharged of this Lease. Upon such termination, the Lessee shall remain liable to the Lessor for all sums accrued due to the Lessor pursuant to the terms hereof to the date of such destruction. ‘Total destruction” shall mean such damage to the Leased Premises that renders same unfit for use by the Lessee for the Lessee’s business and which cannot reasonably be repaired within six (6) months of the date of the destruction to the state wherein the Lessee could use substantially all of the Leased Premises for its business. A certificate of the Lessor’s Architect certifying that “total destruction” has occurred shall be binding and conclusive upon both the Lessor and the Lessee for the purposes here.
     (ii) Notwithstanding the foregoing provisions concerning total or partial destruction of the Leased Premises in the event of total or partial destruction of the Building of which the Leased Premises form a part (and whether or not the Leased Premises are destroyed) to such a material extent or of such a nature that in the opinion of the Lessor the Building must be or should be totally or partially demolished, whether to be re-constructed in whole or in part or not, then the Lessor may at its option (to be exercised within sixty (60) days from the date of destruction) give notice to the Lessee that this Lease is terminated with effect from the date stated in the notice. If the Lessee is able effectively to use the Leased Premises after the destruction, such date shall be not less than thirty (30) days from the date of the notice. If the Lessee is unable effectively to use the Leased Premises after the destruction, the date given in the notice shall be the date of destruction. Upon such termination, the Lessee shall immediately surrender the Leased Premises and all its interest therein to the Lessor and the rent shall abate and be apportioned to the date of termination and the Lessee shall remain liable to the Lessor for all sums accrued due pursuant to the terms hereof to the date of termination. The Lessor’s Architect shall determine whether the Leased Premises can or cannot be effectively used by the Lessee and his certificate thereon shall be binding and conclusive upon both Lessor and Lessee for the purposes hereof.
     (iii) In none of the cases aforesaid shall the Lessee have any claim upon the Lessor for any damages sustained by it nor shall the Lessor be obligated to rebuild the Building or any part thereof in accordance with the original plans and specifications therefor. No damages, compensation or claim whatsoever shall be payable by the Lessor for inconvenience, loss of business or annoyance or other loss or damage whatsoever arising from the occurrence of any such damage or destruction of the Leased Premises or of the Building and/or repair or restoration thereof.

ARTICLE 7
TAXES AND OPERATING COSTS
     The Lessor and the Lessee further covenant and agree:
     Section 7.01 Lessor’s Tax Obligations. The Lessor covenants with the Lessee subject to the provisions of Sections 7.02 and 7.03 to pay promptly when due to the taxing authority or authorities having jurisdiction, all Taxes (as defined in Section 16.01 hereof).
     Section 7.02 Business Taxes and Common Costs Escalation. The Lessee covenants with the Lessor:
     (a) to pay when due all business taxes, business license fees, and other taxes, rates, duties or charges levied or assessed by lawful authority in respect of the use or occupancy of the Leased Premises by the Lessee, the business or the businesses carried on therein, or the equipment, machinery or fixtures brought therein by or belonging to the Lessee, or anyone occupying the Leased Premises with the Lessee’s consent, and to pay to the Lessor upon demand the portion of any tax, rate, duty or charge levied or assessed upon the Land and Building that is attributable to any equipment, machinery or fixtures on the Leased Premises which are not the property of the Lessor;
     (b) to pay in addition to the basic net rental, the Lessee shall pay its share of the realty taxes and operating costs, including depreciation or cost of fixtures and equipment which by their nature, require periodic or substantial replacement associated with its occupancy and to pay its share of the increased cost of all utilities or operating expenses in proportion to the rental for all the rented or rentable space in the building.
     Section 7.03 Payment Common Costs Escalation.
     (a) After the commencement of the Term of this Lease and prior to the commencement of each calendar year thereafter which commences during the Term the Lessor shall estimate the Common Costs Escalation for the ensuing calendar year or (if applicable) broken portion thereof, as the case may be, to become payable under Section 7.02 and notify the Lessee in writing of such estimate. The amount so estimated (which amount may be re-estimated from time to time during the calendar year) shall be payable in equal monthly installments in advance over the calendar year or broken portion of the calendar year in question, each such installment being payable on each monthly rental payment date provided in Article 3 hereof.
     (b) When the Common Costs for the calendar year or broken portion of the calendar year in question become finally determined the Lessor shall recalculate the Common Costs Escalation and the Lessor shall deliver to the Lessee within a reasonable period of time after the end of each calendar year a written statement or statements (the “Statement”) setting out in reasonable detail the amount of the Common Costs. If the Lessee has underpaid such Common Costs Escalation and if any balance remains unpaid the Lessee shall pay such remaining balance within thirty (30) days of demand by the

Lessor. If for any reason the Common Costs Escalation is not finally determined within such calendar year or broken portion thereof, the parties shall make the appropriate re-adjustment when such Common Costs Escalation becomes finally determined. The obligation of the parties to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.
     (c) Neither party may claim a re-adjustment in respect of the Common Costs Escalation based upon any error of estimation, determination or calculation thereof unless claimed in writing stating the particulars of the error prior to the expiration of two (2) years after the delivery of the Statement. If the Lessee disputes the accuracy of the Statement and the Lessee and Lessor fail to settle the matter within a reasonable period, the matter shall be referred by the Lessor to its independent accountant for prompt decision. Any report of the Lessor’s accountant (who may be the Lessor’s Internal auditor or accountant) as to the Common Costs Escalation shall be conclusive as to the amount thereof for any period to which such report relates.
     Section 7.04 Postponement, Etc. of Taxes. The Lessor may postpone payment of any Taxes payable by it pursuant to Section 7.01 and the Lessee may postpone payment of any taxes, rates, duties, levies and assessments payable by it under Sub-section 7.02 (a), in each case to the extent permitted by law and if prosecuting in good faith any appeal against imposition thereof, and provided in the case of a postponement by the Lessee that if the Building or any part thereof or the Lessor shall become liable to assessment, prosecution, fine or other liability the Lessee shall have given security in a form and of an amount satisfactory to the Lessor in respect of such liability and such undertakings as the Lessor may reasonably require to ensure payment thereof.
     Section 7.05 Receipts Etc. Whenever requested by the Lessor the Lessee will deliver to it receipts for payment of all taxes, rates, duties, levies and assessments payable by the Lessee pursuant to Sub-section 7.02 (a) hereof and furnish such other information in connection therewith as the Lessor may reasonably require.
ARTICLE 8
UTILITIES AND ADDITIONAL SERVICES
     Section 8.01 Water, Telephone and Electricity The Lessor shall furnish appropriate conduits for bringing building standard electrical and telephone services to the Leased Premises and shall provide hot and cold or tempered water to the building standard washrooms on each floor on which the Leased Premises are situate.
     Section 8.02 Utilities. The Lessee shall pay for the cost of all utilities provided for its exclusive use in the Leased Premises, including without restricting the generality of the foregoing or of Section 8.03, gas, water, electricity, telephone and communication service charges and rates incurred by the Lessee and any other charges and/or rates relating to services and/or utilities provided for the exclusive use of the Lessee in respect of the Lessee’s occupation of the Leased Premises and operation of its business carried on therein or therefrom, including laboratory work and any special systems servicing its own computers or any other machinery.

     Section 8.03 Electricity.
     (a) That the Lessee shall pay to the Lessor as additional rent for all electricity consumed in the Leased Premises (subject to the proviso stated below) in each year during the Term hereof a sum equal to N/A per square foot multiplied by the gross area of the Leased Premises, in equal monthly installments on the first day of each month during each year, the first such installment to be due and payable on the date on which the first installment of annual basic rent falls due under Article 3 hereof. The monthly sum payable hereunder is $N/A for a Gross Area of N/A square feet. Said charge per square foot and monthly payment may be increased from time to time by the Lessor to reflect any increase in the cost to the Lessor of electric light and power and upon notification the Lessee shall pay such new increased charge and monthly payment.
     (b) The Lessor may from time to time determine the Lessee’s electrical consumption in the Leased Premises upon whatever reasonable basis may be selected by it, including without limitation, the metering of electricity either to the Leased Premised or to special equipment therein or by estimating the consumption of the Leased Premises or any special equipment therein having regard to electrical capacity and hours of use. If the Lessor determines that the Lessee’s electrical consumption is disproportionate to the electrical consumption of other tenants in the Building, the Lessor may require the Lessee to install at the Lessee’s expense a domestic meter for measurement or checking of the Lessee’s electrical consumption or any part of such consumption or use; and in that event, in addition to the charge per square foot required to be paid to the Lessor, the Lessee shall pay directly to the supplier of the electricity as and when due from time to time any and all electrical charges for such electrical consumption which is disproportionate as aforesaid and which the Lessor has required to be metered. The Lessor’s determination shall be verified by an engineer selected by the Lessor (who may be an employee of the Lessor) and being so verified shall be binding on the parties hereto.
     Section 8.04 Excess Use. The Lessee’s use of electric power in the Leased Premises shall not be for the operation of other than normal office electrical fixtures, lights, lamps, photocopiers, bookkeeping machines, telexes, faxes, adding machines, computers, typewriters and similar small office machines for Lessee’s own use solely (the Lessor to determine what equipment is characterizable as “small office machines” and “normal office” equipment), without the prior written consent of the Lessor and shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises. As a condition of granting such consent, the Lessor may require the Lessee to pay as additional rent the cost of all additional risers and other equipment required therefor as well as the increased cost to the Lessor of the electric power and the Additional Services to be furnished by the Lessor in connection therewith.
     Section 8.05 Lamps The Lessee shall pay throughout the Term promptly to the Lessor when demanded the cost of maintaining and servicing in all respects all electric lighting fixtures in the Leased Premises including the cost of replacement on a group basis or otherwise of electric light bulbs, fluorescent tubes, starters and ballasts installed on commencement of the said

Term. Such maintaining, servicing and replacing shall be within the exclusive right of the Lessor and shall be carried out at reasonably competitive rates.
     Section 8.06 Additional Services. The Lessor, if it shall from time to time so elect, shall have the exclusive right, by way of Additional Services, to provide or have its designated agents or contractors provide any janitor or cleaning services to the Leased Premises required by the Lessee which are additional to those required to be provided by the Lessor under Section 5.06, and to supervise the moving of furniture or equipment of the Lessee and the making of repairs or alterations conducted within the Leased Premises, and to supervise or make deliveries to the Leased Premises. The cost of Additional Services provided to the Lessee shall be paid to the Lessor by the Lessee from time to time promptly upon receipt of Invoices therefore from the Lessor. The Lessor may include as part of its costs of rendering such Additional Services the Lessor’s then current administration fee not to exceed 10% of the total costs of any Improvements, Alterations or Repairs to the Leased Premises. Costs of Additional Services recovered directly from the Lessee and other tenants shall not be included in computing Operating Costs.
ARTICLE 9
LICENSES, ASSIGNMENTS AND SUBLETTINGS
     The Lessor and Lessee further covenant and agree as follows:
     Section 9.01 Licenses. The Lessee shall not suffer or permit any part of the Leased Premises to be used or occupied by any persons other than the Lessee, any assignees or subtenants permitted under section 9.02 and the employees of the Lessee and any such permitted assignee or subtenant or suffer or permit any part of the Leased Premises to be used or occupied by any licensee or concessionaire, or suffer or permit any persons to be upon the Leased Premises other than the Lessee, such permitted assignees or subtenants and their respective employees, customers and others having lawful business with them.
     Section 9.02 Assignments of and in Subletting.
     (a) As of the Commencement Date, the Lessee shall have the right to sublet, in whole or in part, the Leased Premises, or to assign the Lease provided that the Lessee obtains the written consent of the Lessor, which consent shall not be unreasonably or arbitrarily withheld or delayed.
     The Lessor shall, within fifteen (15) business days of receiving the Lessee’s written request for consent, either grant such consent in writing or notify the Lessee in writing of its refusal and the reasons motivating such refusal.
     Notwithstanding the foregoing, the Lessee shall be permitted to sublease or assign all or part of its Leased Premises without the Lessor’s consent, but in providing notice to the Lessor, to any of its subsidiaries or affiliates, or to any other corporation which is a subsidiary or affiliate of, or more than 51% of whose shares are owned by SiGe Semiconductor Inc. without consent of the Lessor; it being understood that if the Lease is assigned to any of the Lessee’s affiliated companies, the assignee will strictly adhere to all terms and conditions of the Lease. Any such assignment or subletting shall not relieve the Lessee of its covenants and obligations under the Lease unless the Lessor advises in writing that it is prepared to accept the assignment or subletting of the entire Leased Premises and relieve the Lessee of its obligations under the Lease.
ARTICLE 10
FIXTURES AND IMPROVEMENTS
     The Lessor and the Lessee further covenant and agree as follows:
     Section 10.01 Installation of Fixtures and Improvements.
     (a) The Lessee will not make, erect, install or alter any Leasehold Improvements or trade fixtures in the Leased Premises without having requested and obtained the Lessor’s prior written approval, which the Lessor shall not unreasonably withhold.
     (b) In making, erecting, installing or altering any Leasehold Improvements or trade fixtures the Lessee will not alter or interfere with any installations which have been made by the Lessor without the prior written approval of the Lessor, and in no event shall alter or interfere with or affect the structural elements or the strength or outside appearance of the Building, or the mechanical, electrical, plumbing and climate control systems thereof or the window coverings installed by the Lessor on exterior windows.
     (c) The Lessee’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications therefor. Any out-of-pocket expense incurred by the Lessor in connection with any such request for approval shall be deemed incurred by way of an Additional Service. All work to be performed in the Leased Premises shall be performed by competent contractors and subcontractors of whom the Lessor shall have approved (such approval not to be unreasonably withheld, but provided that the Lessor may require that the Lessor’s contractors and subcontractors be engaged for any mechanical or electrical work) and by workmen whose labor affiliations are compatible with those of workmen employed by the Lessor and its contractors and subcontractors. At the option of the Lessor, all such work shall be subject to inspection by and the reasonable supervision of the Lessor, as an Additional Service, and shall be performed in accordance with any reasonable conditions or regulations imposed by the Lessor (including without limitation the examination by the Lessor’s Architect or other experts of the detailed drawings and specifications as an Additional Service and contractor’s liability insurance in reasonable amounts) and completed in good and workmanlike manner in accordance with the description of the work approved by the Lessor.
     Section 10.02 Liens and Encumbrances on Fixtures and Improvements. In connection with the making, erection, installation or alteration of Leasehold Improvements and trade fixtures and all other work or installations made by or for the Lessee in the Leased Premises the Lessee shall comply with all the provisions of the applicable provincial legislation in respect of construction (/builders’) liens and workmen’s (/workers’) compensation and other statutes from time to time applicable thereto (including any provision requiring or enabling the retention of portions of any sums payable by way of holdbacks) and except as to any such holdback shall promptly pay all accounts relating thereto. The Lessee will not create or cause to be created any mortgage, conditional sale agreement or other encumbrance in respect of the Leasehold Improvements or permit any such mortgage, conditional sale agreement or other encumbrance to attach to the Leased Premises or the Building or any part thereof. If and whenever any construction (/builders’) or other lien for work, labour, services or materials supplied to or for the Lessee or for the cost of which the Lessee may be in any way liable or claims therefor shall arise or be filed or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Lessee shall within twenty (20) days after receipt of notice thereof procure the discharge thereof, including any certificate of action registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law, and failing which the Lessor may in addition to all other remedies hereunder avail itself of its remedy under Section 13.01 and may make any payments required to procure the discharge of any such liens or encumbrances, shall be reimbursed by the Lessee as provided in Section 13.01, and its right to reimbursement shall not be affected or impaired if the Lessee shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defense.
     Section 10.03 Lessee’s Goods. The Lessee covenants that it will not sell, dispose of or remove any of the trade fixtures, goods or chattels of the Lessee from or out of the Leased Premises during the Term without the consent of the Lessor, unless the Lessee is substituting new trade fixtures, goods or chattels of equal value or is bona fide disposing of individual items which have become excess for the Lessee’s purposes in the normal course of its business. The Lessee further covenants that it will at all times have and retain full legal and beneficial ownership of its trade fixtures, goods and chattels and will not permit them to be or become subject to any lien, mortgage, charge, encumbrance or title retention agreements except such as are bona fide incurred for the purpose of financing the purchase of such trade fixtures, goods or chattels.
     Section 10.04 Removal of Fixtures and Improvements. All Leasehold Improvements in or upon the Leased Premises installed by the Lessee shall immediately upon termination of this Lease be and become the Lessor’s property without compensation therefore to the Lessee. Except to the extent herein or otherwise expressly agreed by the Lessor in writing, no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Lessee from the Leased Premises either during or at the expiration or sooner termination of the Term, except that (1) the Lessee, if not in default hereunder, may at the end of the Term remove its trade fixtures; (2) the Lessee, if not in default hereunder, may remove its furniture and equipment at the end of the Term; and (3) the Lessee shall at the end of the Term remove such of the Leasehold Improvements installed by it, and such of its trade fixtures, furniture and equipment as the Lessor shall require to be removed. The Lessee shall, in the case of every removal either during or at the end of the Term, make good any damage caused to the Leased Premises and/or the Building by the installation and removal.

ARTICLE 11
INSURANCE AND LIABILITY
     The Lessor and the Lessee further covenant and agree as follows:
     Section 11.01 Lessee’s Insurance. The Lessee shall take out and keep in force during the Term:
     (a) comprehensive general public liability insurance (covering bodily injury, death and property damage) on an occurrence basis with respect to all construction, installation and alteration done in the Leased Premises by the Lessee. The business carried on, in or from the Leased Premises and the Lessee’s use and occupancy thereof, of not less than $2,000,000.00, in respect of injury or death to one or more persons or property damage;
     (b) insurance in such amounts as may be reasonably required by the Lessor in respect of fire and such other perils as are from time to time defined in the usual extended coverage endorsement covering the Lessee’s trade fixtures and the furniture and equipment of the Lessee and all Leasehold Improvements of the Lessee, and which insurance shall include the Lessor as a named insured as the Lessor’s interest may appear with respect to insured Leasehold Improvements and provide that any proceeds recoverable in the event of loss to Leasehold Improvements shall be payable to the Lessor but the Lessor agrees to make available such proceeds toward the repair or replacement of the Insured property if this Lease is not terminated pursuant to any provision hereof, and if this Lease is terminated for reasons other than the Default of the Lessee hereunder, the Lessor and Lessee agree that the proceeds shall be divided between the Lessor and the Lessee as their respective interests in the Leasehold Improvements may appear,
     (c) plate glass insurance (if there shall be plate glass in the Leased Premises) in amount and on terms satisfactory to the Lessor.
     All insurance required to be maintained by the Lessee hereunder shall be in amounts and on terms satisfactory to the Lessor. Such Insurance shall be by policies in form satisfactory from time to time to the Lessor and with Insurers acceptable to the Lessor and shall provide that such Insurers shall provide to the Lessor thirty (30) days prior written notice of cancellation or material alteration of such policies. Each policy shall name the Lessor as an additional insured except for coverage for the Lessee’s trade fixtures and furnishing and equipment but including coverage for Leasehold Improvements in respect of the Lessor’s insurable interest therein, and shall contain a waiver of cross-claim and subrogation against the Lessor and shall protect and indemnify both the Lessor and the Lessee. The Lessee shall furnish to the Lessor certificates, or, if required by the Lessor, certified copies of the policies (signed by the insurers) of the insurance from time to time required to be effected by the Lessee and evidence acceptable to the Lessor of their continuation in force. If the Lessee shall fail to take out, renew and keep in force such insurance the Lessor may do so as the agent of the Lessee and the Lessee shall repay to the Lessor any amounts paid by the Lessor as premiums forthwith upon demand.

     Section 11.02 Limitation of Lessor’s Liability. The Lessee covenants and agrees that:
     (a) the Lessor shall not be liable for any bodily injury to or the death of, or loss or damage to any property belonging to, the Lessee or its employees, invitees, or licensees or any other person (on the Land for the purpose of attending at the Leased Premises), on or about the Land, unless resulting from the actual fault or negligence of the Lessor; provided that in no event except in connection with the gross negligence or willful misconduct of the Lessor^ shall the Lessor be liable for any consequential injury, loss or damage, or:
     (i) for any injury or damage of any nature whatsoever to any persons or property caused by the failure by reason of a breakdown or other cause, to supply adequate drainage, snow or ice removal, or by reason of the interruption of any public utility or other service, or in the event of gas, steam, water, rain, snow, ice, or other substances leaking, issuing or flowing from the water, steam, sprinkler or drainage pipes or plumbing of the Building or from any other place or quarter, into any part of the Leased Premises or for any loss or damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by anything done or omitted to be done by any other tenant of the Building;
     (ii) for any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitor services, security services, maintenance, supervision or Additional Services or any other work in or about the Leased Premises or the Building;
     (iii) for loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Lessee, including any consequential loss or damage resulting therefrom; or
     (iv) for loss or damage to any automobiles or their contents or for the unauthorized use by other tenants or strangers of parking space allotted to the Lessee, but the Lessee’s rights shall be against the person or persons causing such damage or occupying such space;
     (v) and except in connection with the gross negligence or willful misconduct of the Lessor, the Lessee covenants to indemnify the Lessor against and from all loss, costs, claims and demands in respect of any such injury or loss to it or its employees, invitees or licensees or any other person on the Land for the purpose of attending at the Leased Premises or in respect of any such damage to property belonging to or entrusted to the care of the aforementioned.
     (b) except in connection with the gross negligence or willful misconduct of the Lessor, the Lessor shall have no responsibility or liability for the failure to supply interior climate control or elevator service when prevented from doing so by strikes, the necessity of repairs, any order or regulation of anybody having jurisdiction, the failure of the supply of any utility required for the operation thereof or any other cause beyond the Lessor’s reasonable control and shall not be held responsible for indirect or consequential damages or other damages for personal discomfort or illness or injury resulting therefrom or for any bodily injury, death or damage to property arising from the use of, or any happening in or about, any elevator;
     (c) the Lessor may require one (1) year after the Lessee has fully occupied the Leased Premises in order to adjust and balance the climate control system and the Lessor shall not be responsible for any inconvenience, discomfort, damages, loss or claims whatsoever arising out of the process of such adjustment or balancing;
     (d) the Lessor shall be under no obligation to repair or maintain or insure the Lessee’s Leasehold Improvements, furniture, equipment or other property;
     (e) the Lessor shall be under no obligation to remedy any default of the Lessee, and shall not incur any liability to the Lessee for any act or omission in the course of its curing or attempting to cure any such default or in the event of its entering upon the Leased Premises to undertake any examination thereof or any work therein or in the case of any emergency.
     Section 11.02.1 Lessor’s Insurance. The Lessor shall, at all times throughout the Term carry:
     (a) all risks insurance on the Building (including the foundations and excavations) and the machinery, boilers and equipments contained therein and owned by the Lessor (specifically excluding any property with respect to which the Lessee and other tenants are obliged to insure pursuant the Section 11.01 or similar sections of their respective leases) in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar Building, having regard to size, age and location;
     (b) public liability and property damage insurance deductions as would be carrier by a prudent owner of a reasonably similar Building, having regard to size, age and location; and
     (c) such other form or forms of insurance as the Lessor or its mortgagee reasonably considers advisable.
Notwithstanding the Lessor’s covenant contained in this Section and notwithstanding any contribution by the Lessee to the cost of insurance premiums provided herein, the Lessee expressly acknowledges and agrees that:
     (i) the Lessee is not relieved of any liability arising from or contributed to by its negligence or its willful acts or omissions; and
     (ii) no insurable interest is conferred upon the Lessee under any policies of insurance carried by the Lessor and the Lessee has no right to receive any proceeds of any such insurance policies carried by the Lessor.

     Section 11.03 Indemnity of Lessor.
     (a) Except in connection with the gross negligence or willful misconduct of the Lessor, the Lessee agrees to defend, indemnify and save harmless the Lessor in respect of all claims for bodily injury or death, property damage or other loss or damage arising howsoever out of the use or occupation of the Leased Premises or from the conduct of any work by or any act or omission of the Lessee or any assignee, subtenant, agent, employee, contractor, invitee or licensee of the Lessee, and in respect of all costs, expenses and liabilities incurred by the Lessor in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, cost, expense or damage suffered or incurred by the Lessor arising from any breach or non-performance by the Lessee of any of its covenants or obligations under this Lease. The Lessee’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.
     (b) The Lessee agrees that he will not install in the building or on any equipment forming part of the building asbestos, ureaformaldehyde insulation, P.C.B.’s, radioactive substances or other materials deemed to be hazardous under any applicable Legislation.
     (c) If the Lessee’s use on the Leased Premises involves materials that may be considered hazardous under any Legislation, the Lessee agrees that any such materials are and will be stored, used, and disposed of by the Lessee in accordance with the applicable Legislation.
     (d) The Lessee shall indemnify and hold the Lessor harmless against all loss, costs, damage or expenses (including without limitation legal fees and costs incurred in the investigation, defence and settlement of any claim) relating to the presence of any hazardous waste contaminant on the Leased premises whose presence was caused by the Lessee.
     (e) Notwithstanding any contribution by the Lessee to the Lessor for insurance premiums as provided in this Lease, no insurable interest is conferred upon the Lessee under policies carried by the Lessor, and the Lessee shall have no right to receive any proceeds of insurance from policies carried by the Lessor. No contribution by the Lessee shall be deemed or construed as an automatic waiver or subrogation by the Lessor against the construed automatic waiver or subrogation by the Lessor against the Lessee.
ARTICLE 12
SUBORDINATION, ATTORNMENT, REGISTRATION AND CERTIFICATES
     The Lessee agrees with the Lessor that:
     Section 12.01 Subordination and Attornment. This Lease and all rights of the Lessee hereunder are subject and subordinate to all mortgages, trust deeds or trust indentures (and all instruments supplemental thereto) or other forms of loan security now or hereafter existing which may now or hereafter affect the Land or Building and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that the Lessee whenever requested by any mortgagee (including any trustee under a trust deed or trust indenture) shall attorn to such mortgagee as the tenant upon all the terms of this Lease. The Lessee agrees to execute promptly whenever requested by the Lessor or by such mortgagee an instrument of subordination and/or attornment, as may be required of it- subject to the receipt of a non-disturbance agreement from such mortgagee, which the Lessor will make its best efforts to obtain.
     Section 12.02 Registration. The Lessee will not register this Lease in this form in the Registry Office or the Land Titles Office and will not request or apply for issue of a leasehold title for this Lease. If the Lessee desires to make a registration in respect of this Lease, the Lessee shall effect registration by caveat or by a short form of lease, provided that such caveat or short form of lease shall not disclose the rental rate or rates payable under this Lease.
     Section 12.03 Certificates. The Lessee shall promptly whenever requested by the Lessor from time to time execute and deliver to the Lessor (and if required by the Lessor, to any mortgagee including any trustee under a trust deed or trust indenture designated by the Lessor) a certificate in writing as to the status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the rental payable hereunder and the state of the accounts between the Lessor and Lessee, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Lessor shall request a certificate.
ARTICLE 13
REMEDIES OF LESSOR AND LESSEE’S DEFAULT
     The Lessor and the Lessee further covenant and agree as follows:
     Section 13.01 Remedying by Lessor, Non-Payment and Interest. In addition to all rights and remedies of the Lessor available to it in the event of any default hereunder by the Lessee either by any other provision of this Lease or by statute or the general law, the Lessor:
     (a) shall have the right (but shall not be obligated to) at all times to remedy or attempt to remedy any default of the Lessee, and in so doing may make any payments due or alleged to be due by the Lessee to third parties and may enter upon the Leased Premises to do any work or other things therein, and in such event all expenses of the Lessor in remedying or attempting to remedy such default shall be payable by the Lessee to the Lessor forthwith upon demand, together with a fee of 10% for supervision and administration, for carrying out the Lessee’s obligations, multiplied by the cost of repairs or other work carried out by or under the supervision of the Lessor which amount shall be in addition to the incurred costs of such work;
     (b) may recover as additional rent all sums paid or expenses incurred hereunder by the Lessor, which ought to have been paid or incurred by the Lessee, or for which the Lessor hereunder is entitled to reimbursement from the Lessee, and any interest owing to the Lessor hereunder, by any and all remedies available to it for the recovery of rent in arrears;
     (c) if the Lessee shall fail to pay any rent or other amount from time to time; payable by it to the Lessor hereunder promptly when due, there shall be charge of interest of any rental payments due that have not been received by the 10th of the month, at an annual rate of four (4) percentage points above the prime rate from time to time charged by the Lessor’s bankers for loans in Canadian dollars to its most credit worthy customers;
     (d) in the event that any of the Lessee’s cheques are not honoured when presented for payment to the Lessor, in addition to the above, the Lessee shall pay to the Lessor, for each such returned cheque a servicing fee in the amount of Twenty Five ($25.00) Dollars to cover the Lessor’s administration costs with respect to the same. In the event that the said cheque which has not been honoured by the Lessee is not forthwith replaced, the Lessor shall be entitled to a further servicing fee for each written request therefore which may be necessitated by the Lessee not forthwith replacing such dishonoured cheques.
     Section 13.02 Remedies Cumulative. The Lessor may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Lessee, either by any provision of this Lease or by statute or the general law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Lessor by statute or the general law.
     Section 13.03 Right of Re-Entry on Termination. If this Lease shall have become terminated pursuant to any provision hereof, or if the Lessor shall have become entitled to terminate this Lease and shall have given notice terminating it pursuant to any provision hereof, then and in every such case it shall be lawful for the Lessor thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate.
     Section 13.04 Re-Entry and Termination. If and whenever the Lessor becomes entitled to or does re-enter the Leased Premises under any provision of this Lease, the Lessor, in addition to all other rights and remedies, shall have the right to terminate this Lease forthwith by leaving upon the Leased Premises notice in writing of such termination and in such event the Lessee shall forthwith vacate and surrender the Leased Premises.
     Section 13.05 Rights on Re-Entry. Whenever the Lessor becomes entitled to re-enter upon the Leased Premises under any provision of this Lease, the Lessor in addition to all other rights it may have shall have the right to enter the Leased Premises, as agent of the Lessee, either by force or otherwise without being liable for any loss or damage occasioned thereby and to re-let them and to receive the rent therefor and as the agent of the Lessee to take possession of any furniture or other property thereon and to sell the same at public or private sale without notice and to apply the proceeds thereof and any rent derived from re-letting the Leased Premises, after deducting its costs of conducting such sale and its costs of re-letting, upon account of the rent due and to become due under this Lease and the Lessee shall be liable to the Lessor for the deficiency, if any.
     Section 13.06 Payment of Rent, Etc. on Termination. If the Lessor shall re-enter and this Lease shall be terminated as provided for herein then the Lessee shall pay to the Lessor on demand:
     (a) rent up to the time of re-entry or termination whichever shall be the later plus accelerated rent as herein provided;
     (b) all other amounts payable hereunder until such time;
     (c) such expenses as the Lessor may incur or have incurred in connection with re-entering or terminating and re-letting or collecting sums due or payable by the Lessee or realizing upon assets seized including brokerage, legal fees and disbursements, (on a solicitor-client basis) and the expense of keeping the Leased Premises in good order, repairing the same and preparing them for re-letting; and
     (d) as liquidated damages for the loss of rent and other income of the Lessor expected to be derived from the Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, the amount, if any, by which the rental value of the Leased Premises for such period established by reference to the terms and provisions of this Lease exceeds the rental value of the Leased Premises for such period established by reference to the terms and provisions on which the Lessor re-lets them, if such re-letting is accomplished within a reasonable time after termination of this Lease, and otherwise with reference to all market and other relevant circumstances. Rental value is to be computed in each case by reducing to present worth at an interest rate equal to the then current Prime Rate all rent and other amounts to become payable for such period and where the ascertainment of amounts to become payable requires it, the Lessor may make estimates and assumptions of fact which shall govern unless shown to be unreasonable or erroneous.
ARTICLE 14
EVENTS TERMINATING LEASE
     The Lessor and Lessee further covenant and agree as follows:
     Section 14.01 Cancellation of Insurance. If any policy of Insurance upon the Building from time to time effected by the Lessor shall be cancelled or be about to be cancelled by the Insurer or an Insurer shall refuse or decline to place or renew insurance by reason of the use or occupation of the Leased Premises by the Lessee or any assignee, subtenant or licensee of the Lessee or anyone permitted by the Lessee to be upon the Leased Premises and the Lessee after receipt of notice in writing from the Lessor shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Lessor to reinstate, renew, replace or avoid cancellation of (as the case may be), such policy of insurance, the Lessor may at its option, at anytime and without notice,

     (a) enter upon the Leased Premises and remove the said use or condition, or,
     (b) re-enter upon and take possession of the Leased Premises and/or terminate this Lease by leaving upon the Leased Premises notice in writing of such termination.
     Section 14.02 Default. If and whenever:
     (a) the rent, additional rent, or other monies payable by the Lessee or any part thereof shall not be paid on the day appointed for payment thereof, whether lawfully demanded or not, and the Lessee shall have failed to pay such rent or other monies within five (5) business days after the Lessor shall have given to the Lessee notice of default in such payment;
     (b) the Lessee shall breach or fail to observe or perform any of the covenants, agreements, provisos, conditions, Rules and Regulations or other obligations on the part of the Lessee to be kept, observed or performed hereunder and shall persist in such failure after fifteen (15) days notice by the Lessor requiring that the Lessee remedy, correct, desist or comply (or in the case of any such breach which reasonably would require more than fifteen (15) days to rectify unless the Lessee shall commence rectification within the fifteen (15) day period and thereafter promptly and diligently and continuously proceed with the rectification of the breach);
     (c) without the written consent of the Lessor, the Leased Premises shall be used by any persons other than the Lessee or its permitted assigns or subtenants or for any purpose other than that for which they were leased, or occupied by any persons whose occupancy is prohibited by this Lease;
     (d) Intentionally Deleted
     (e) the Term or any of the goods and chattels of the Lessee shall at any time be taken or be exigible in execution or in attachment or if a writ of execution shall issue against the Lessee, the Lessee shall attempt or threaten to move its goods, chattels or equipment out of the Leased Premises (other than in the ordinary course of its business or as permitted hereunder) or shall cease to conduct business from the Leased Premises;
     (f) the Lessee shall make a general assignment for the benefit of creditors or a bulk sale of its goods or if a receiver shall be appointed for the business, property, affairs or revenues of the Lessee; or
     (g) the Lessee shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors or (if a corporation) shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence;
then and in any of such cases, at the option of the Lessor, the full amount of the current month’s and the next three (3) months’ monthly rent shall immediately become due and payable and the Lessor may immediately distrain for the same, together with any arrears then unpaid; and the Lessor may without notice or any form of legal process forthwith re-enter upon and take possession of the Leased Premises or any part thereof in the name of the whole and remove and sell the Lessee’s goods, chattels and equipment therefrom any rule of law or equity to the contrary notwithstanding; and the Lessor may seize and sell such goods, chattels and equipment of the Lessee as are in the Leased Premises or at any place to which the Lessee or any other person may have removed them in the same manner as if they had remained and been distrained upon the Leased Premises and such sale may be effected in the discretion of the Lessor either by public auction or by private treaty, and either in bulk or by individual item, or partly by one means and partly by another, all as the Lessor in its entire discretion may decide.
ARTICLE 15
MISCELLANEOUS
     The Lessor and Lessee further covenant and agree as follows:
     Section 15.01 Notices. All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease shall be in writing and shall be deemed to have been properly given if personally served, sent by registered mail, or delivered by courier, or certified mail (postage prepaid with return receipt requested) or sent by fax with report of telecopier of delivery to:

The Lessor at:	Suite 302
1827 Woodward Drive
Ottawa, Ontario
K2C0P9

The Lessee at:	Suite 100
1050 Morrison Drive
Ottawa, Ontario
K2H 8K7
     Provided, however, that such addresses may be changed upon five (5) business days written notice thereof similarly given, to the other party.
     The date of receipt of any such notice, demand, request, consent approval or other instrument shall be deemed to be as follows:
     (a) in the case of personal service, the date of service;
     (b) in the case of registered or certified mail, the fifth (5th) business day following the date of delivery to the Post Office, provided, however, that in the event of an interruption of normal mail service, service shall be effected by personal delivery;
     (c) in the case of fax the business day next following the day of sending.
     Section 15.02 Entire Agreement. The Lessee acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied relating to this Lease or the Leased Premises save as expressly set out in this Lease. This Lease may not be modified except by an agreement in writing executed by the Lessor and the Lessee.
     Section 15.03 Area Determination. In the event that any calculation or determination by the Lessor of the Rentable Area or Gross Area of any premises (including the Leased Premises) of the Building is disputed or called into question, it shall be calculated or determined by the Lessor’s Architect, whose certification shall be conclusive.
     Section 15.04 Successors and Assigns, Interpretation. This Lease and everything herein contained shall enure to the benefit of and be binding upon the successors and assigns of the Lessor and the heirs, executors, administrators, successors and permitted assigns of the Lessee. References to the Lessee shall be read with such changes in gender as may be appropriate, depending on whether the Lessee is a male or female person or a firm or corporation, and if the Lessee is more than one person or entity, the covenants of the Lessee shall be deemed joint and several.
     Should any provision of the Lease to be declared invalid or unenforceable or illegal by a competent court of law, then all other provisions of the Lease to lease shall remain in full force.
     Except as may be otherwise specifically provided in the Lease, wheresoever and whenever the Lessor’s or the Lessee’s discretion, consent or approval is required under this Lease, the Lessor and the Lessee agree that such discretion shall be reasonably exercised and that such approval shall not be unnecessarily or arbitrarily withheld or delayed.
     Section 15.05 Force Majeure. Save and except for the obligations of the Lessee as set forth in this Lease to pay rent, additional rent, increased rent and other monies to the Lessor, if either party shall fail to meet its obligations hereunder within the time prescribed, and such failure shall be caused or materially contributed to by force majeure (and for the purpose of this Lease, force majeure shall mean any acts of God, strikes, lockouts or other industrial disturbances, acts of the Queen’s enemies, sabotage, war, blockades, insurrections, riots, epidemics, lightning, earthquakes, storms, fires, washouts, nuclear and radiation activity or fallout, arrests and restraints of rulers and people, civil disturbances, explosions, breakage of or accident to machinery, inability to obtain materials or equipment, any legislative, administrative or judicial action which has been resisted in good faith by all reasonable legal means, any act, omission or event whether of the kind enumerated or otherwise not within the control of such party, and which by the exercise of due diligence such party could not have prevented (but lack of funds on the part of such party shall be deemed not to be a force majeure) such failure shall be deemed not to be a breach of the obligations of such party hereunder but such party shall use reasonable diligence to put itself in a position to carry out its obligations hereunder.
     Section 15.06 Waiver. Failure of the Lessor to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or relinquishment of any such covenant, condition, right or option, but the same shall remain in full force and effect. The Lessee undertakes and agrees, for itself and for any person claiming to be a subtenant or assignee, that the acceptance by the Lessor of any rent from any person other than the Lessee shall not be construed as a recognition of any rights not herein expressly granted, or as a waiver of any of the Lessor’s rights, or as an admission that such person is, or as a consent that such person shall be deemed to be, a subtenant or assignee of this Lease, irrespective of whether the Lessor or said person claims that such person is a subtenant or assignee of this Lease. The Lessor may accept rent from any person occupying the Leased Premises at any time without in any way waiving any right under this Lease.
     Section 15.07 Governing Law, Covenants, Severability. This Lease shall be governed by and construed in accordance with the laws of the province in which the Building is situate. The Lessor and the Lessee agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate section hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.
     Section 15.08 Headings, Captions. The headings and captions appearing in this Lease have been inserted for convenience of reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.
     Section 15.09 Expropriation. If at any time during the Term of this Lease title is taken by the right or exercise of condemnation or expropriation to the whole or a portion of the Building (whether or not including the Leased Premises) the Lessor may, at its option, give notice to the Lessee terminating this Lease on the date stated in the said notice. Upon such termination, the Lessee shall immediately surrender the Leased Premises and all its interest therein to the Lessor, and the rent shall abate and be apportioned to the date of termination and the Lessee shall forthwith pay to the Lessor the apportioned rent and all other amounts which may be due to the Lessor up to the date of termination. The Lessee shall have no claim upon the Lessor for the value of the unexpired Term of this Lease, but the parties shall each be entitled to separately advance their claims for compensation for the loss of their respective interests in the Leased Premises and the parties shall be entitled to receive and retain such compensation as may be awarded to each respectively.
     Section 15.10 Arbitration. Any dispute between the Lessor and the Lessee during the term hereof may be determined by arbitration in accordance with the provisions of this Section, the matter in dispute may be referred to a single arbitrator appointed by the parties for determination. If the parties cannot agree on a single arbitrator, then upon the application of either party a Justice of the Superior Court of the Province in which the Building is situate shall appoint an arbitrator whose sole determination shall be final. The arbitrator shall be a disinterested person of recognized competence in the real estate business in the city in which the Building is situate. The expense of such arbitration shall be borne equally by the Lessor and the Lessee. Except as otherwise provided herein the arbitration shall be conducted in accordance with the provisions of the Arbitration Act of the Province in which the Building is situate and any amendments thereto or successors to such statute which provisions shall apply mutatis mutandis.
     Section 15.11 Confidentiality. The Lessee and the Lessor agree that this Lease is and shall remain at all times confidential. Consequently, the documents entitled Offer to Lease, Lease and any other related or inherent documents shall be treated in a strict and confidential manner and shall not be duplicated except for necessary steps in order to conclude this leasing transaction.
     Section 15.12 Time of Essence. Time shall be of the essence of this Lease and the obligations outlined herein.
ARTICLE 16
DEFINITIONS
     The Lessor and Lessee further covenant and agree as follows:
     Section 16.01 Definitions. In this Lease the following expressions shall have the following meanings:
     (a) “Lessor’s Architect” means the independent architect, or engineer or quantity surveyor selected by the Lessor from time to time for the purposes of making determinations hereunder.
     (b) The terms “Land” and “Building” have the meanings set out on page 1 hereof.
     (c) “Leased Premises” means that portion of the Building shown outlined in red on the Plan attached as Schedule “B” hereto and described on page 1 hereof. The exterior face of the Building and any space in the Leased Premises used for stairways or passageways to other premises, stacks, shafts, pipes, conduits, ducts or other building facilities, the heating, electrical, plumbing, air conditioning and other systems in the Building and the use thereof, as well as access thereto through the Leased Premises for the purpose of use, operation, maintenance, replacement and repair, are expressly excluded from the Leased Premises and reserved to the Landlord.
     (d) “Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Lessee with the exception of trade fixtures, laboratory equipment, and furniture and equipment not of the nature of fixtures, and includes all wall-to-wall carpeting (whether or not supplied by the Lessor), and drapes supplied by the Lessor.
     (e) “Term” means the term of this Lease set forth in Section 2.01 and any extension thereof and any period of permitted overholding.
     (f) “Normal Business Hours” means the hours from 6 a.m.. to 10::00 p.m., Monday to Friday inclusive, of each week, and the hours from 7:30 a.m. to 1:00 p.m., Saturdays, statutory holidays excepted.
     (g) “Rentable Area” in the case of a whole floor shall mean the area within the outside walls and shall be computed by measuring to the glass line (that is, the inside surface of the windows) on the outer Building walls without deduction for columns and projections necessary to the Building, but shall not include stairs and elevator shafts (supplied by the Lessor for use in common with other tenants), flues, stacks, pipe shafts or vertical ducts with their enclosing walls.
     (h) “Rentable Area” in the case of part of a floor shall mean all the area occupied and shall be computed by measuring from the glass line (that is, the inside surface of the windows) on the outer Building walls to the office side of corridors or other permanent partitions and to the center of partitions which separate the area occupied from adjoining Rentable Areas without deduction for columns and projections necessary to the Building but shall not include stairs and elevator shafts (supplied by the Lessor for use in common with other tenants), flues, stacks, pipe shafts or vertical ducts with their enclosing walls within the area occupied or janitorial or electrical or telephone closets not for the exclusive use of the Lessee.
     (i) “Service Areas” shall mean the area of corridors, fire protection cross-over corridors, elevator lobbies, washrooms, air-conditioning rooms, fan rooms, janitor’s closets, telephone and electrical closets and other closets serving the Leased Premises in common with other premises.
     (j) “Gross Area” of any Leased Premises means:
     (i) in the case of the Leased Premises consisting of a whole floor or whole floors the Rentable Area thereof, and
     (ii) in the case of Leased Premises consisting of or including only part of a floor of the Building, the Rentable Area thereof plus an amount equal to the product of (a) the fraction having as it’s numerator the Rentable Area contained in the Leased Premises on such floor and as its denominator the sum of the Rentable Areas of such floor, multiplied by (b) the total area in square feet of Service Areas, if any, on such floor.
     (k) “Total Rentable Area” shall mean the total Rentable Area of the Building whether rented or not, calculated as if the Building were entirely occupied by tenants renting whole floors. The lobby and entrances on the ground floor and subservice floors used in common by tenants, mechanical equipment areas and areas rented or to be rented for automobile parking or for storage, shall be excluded from the foregoing calculations. The calculation of the Total Rentable Area, whether rented or not, shall be determined by the Lessor’s Architect upon completion of the Building and shall be adjusted from time to time to give effect to any structural or fractional change affecting the same.
     (l) “Additional Services” means the services and supervision supplied by the Lessor and referred to in Section 8.06 or in any other provision hereof as Additional Services, and any other services which from time to time the Lessor supplies to the Lessee and which are additional to the janitor and cleaning and other services which the Lessor has agreed to supply pursuant to the provisions of this Lease and to like provisions of other leases of the Building or may elect to supply to be included within the standard level of services available to tenants generally and includes janitor and cleaning services in addition to those normally supplied, the provision of labour and supervision in connection with deliveries, supervision in connection with the moving of any furniture or equipment of any tenant and the making of any repairs or alterations by any tenant and maintenance or other services not normally furnished to tenants generally.
     (m) “Cost of Additional Services” shall mean in the case of Additional Services provided by the Lessor a reasonable charge made therefore by the Lessor which shall not exceed the cost of obtaining such services from independent contractors and in the case of Additional Services provided by independent contractors the Lessor’s total cost of pro viding Additional Services to the Lessee including the cost of all labour (including salaries, wages and fringe benefits) and materials and other direct expenses incurred, the cost of supervision and other indirect expenses capable of being allocated thereto (such allocation to be made upon a reasonable basis) and all other out-of-pocket expenses made in connection therewith including amounts paid to independent contractors, plus the Lessor’s then current administration fee. A report of the Lessor’s accountant (who may be the Lessor’s internal auditor or accountant) as to the amount of any Cost of Additional Services shall be conclusive.
     (n) “Taxes” means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, provincial, federal or otherwise, levied, imposed or assessed against the Building, the Land and any Leasehold Improvements or any of them, or upon the Lessor in respect thereof or from time to time levied, imposed or assessed in lieu thereof, including those levied, imposed or assessed for education, schools and local improvements, and including all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Lessor in good faith in contesting, resisting or appealing any taxes, rates, duties, levies or assessments, but excluding taxes and license fees in respect of any business carried on by Lessees and occupants of the Building, (including the Lessor) and income or profits taxes upon the income of the Lessor to the extent such taxes are not levied in lieu of taxes, rates, duties, levies and assessments against the Building, the Land or Leasehold Improvements or upon the Lessor in respect thereof and shall also include any and all taxes which may in the future be levied in lieu of Taxes as hereinbefore defined but shall not include Large Corporation Tax or Tax on Capital.
     (o) “Operating Costs” means the total of all expenses, costs and outlays of every nature incurred in the complete maintenance, repair, operation and management of the Building and the Land and a reasonable proportion as determined by the Lessor from time to time of all expenses incurred by or on behalf of tenants in the Building with whom the Lessor may from time to time have agreements whereby in respect of their premises such tenants perform any cleaning, maintenance or other work or services usually performed by the Lessor, and which expenses if directly incurred by the Lessor would have been included in Operating Costs. Without limiting the generality of the foregoing, Operating Costs shall include (but subject to certain deductions as hereinafter provided):
     (i) The cost of providing complete cleaning, janitor, supervisory and maintenance services;

     (ii) the cost of operating elevators;
     (iii) the cost of heating, cooling and ventilating all space including both rentable and non-rentable areas;
     (iv) the cost of providing hot and cold water, electric light and power, telephone, sewer, gas and other utilities and services to both the Lessee’s Rentable Area and non-rentable areas;
     (v) the cost of all repairs including repairs to the Building, equipment, or services (including elevators)-but excluding structural repairs or replacements);
     (vi) the cost of window cleaning;
     (vii) the cost of providing security and supervision;
     (viii) the cost of all insurance for or against liability, fire, extended perils, loss of rental, elevator liability, plate glass, boiler, sprinklers leakage and all such other casualties and losses as the Lessor may elect to insure against;
     (ix) accounting costs incurred in connection with the maintenance, repair, operation or management including computations required for the imposition of charges to tenants and audit charges required to be incurred for the determination of any costs hereunder;
     (x) the reasonable rental value (having regard to the rentals prevailing from time to time for similar space) of space utilized by the Lessor in connection with the maintenance, repair, operation or management of the Building and the Land;
     (xi) the amount of all salaries, wages and fringe benefits paid to employees engaged in the maintenance, repair, operation or management of the Building and the Land;
     (xii) amounts paid to independent contractors for any services in connection with such maintenance, repair, operation or management;
     (xiii) the cost of direct supervision and of management and all other indirect expenses to the extent allocable to the maintenance, repair or operation of the Building and the Land;
     (xiv) the cost of any management fees or management agent fees (if any for the Building), or of the Lessor if it elects to manage the Building itself, in an amount not exceeding fifteen per cent (15%) of the operating costs of the building;
     (xv) depreciation and interest costs with respect to machinery, equipment, facilities, systems, or property installed in or used in connection with the Building if the principal purpose or intent of such use or installation was to reduce the cost of other items included in the operating costs;
     (xvi) cost of services by and salaries for elevator operators, porters, sidewalk shovellers, window cleaners, janitors, cleaners, dusters, handymen, watchmen, commissionaires, caretakers, security personnel, carpenters, engineers, firemen, mechanics, electricians, plumbers, and other persons or firms engaged in the operating, maintenance and repair of the Building, or the heating, air conditioning, ventilating, plumbing, electrical and elevator systems in the Building and superintendents, and accounting and clerical staff attached to the Building superintendent’s or manager’s office;
     (xvii) uniforms of employees and agents;
     (xviii) supplies and equipment used in connection with the repair, maintenance, management, caretaking and operating of the Building (including without limitation straight-line amortization based on tax-deductible depreciation allowances of capitalized cleaning equipment used in the Building);
     (xix) supplies and materials for washrooms, and other common facilities;
     (xx) workers’ compensation costs, unemployment insurance premiums, pension plan contributions, health, accident and group life insurance for employees, managers and superintendents employed by the Lessor in connection with the Building;
     (xxi) servicing and inspection costs for elevators, electrical distribution systems and mechanical, heating, ventilating and air conditioning systems;
     (xxii) parking area staff and maintenance costs;
     (xxiii) snow and ice removal and related costs;
     (xxiv) sales and excise taxes on goods and services provided by the Lessor in the management, operation, maintenance and repair of the Building;
     (xxv) costs of stationery supplies and other materials required for the normal operation of the superintendent’s or manager’s office; and
     (xxvi) all other direct and indirect costs and expenses whatsoever to the extent allocable to the operating, maintaining, managing or repairing of the said Lands, the Building or any appurtenances thereto;
Operating Costs shall exclude (except as herein otherwise provided): depreciation; expenses properly chargeable to capital account; costs determined by the Lessor from time to time to be fairly allocable to the correction of construction faults or initial maladjustments in operating equipment; all management cost not allocable to the actual maintenance, repair or operation of the Building (such as in connection with leasing and rental advertising): work performed in connection with the initial construction of the Building and the Leased Premises; capital cost of additions, improvements and modernizations to the Building subsequent to date of original construction, advertising and promotion expenses; expenses of redecorating and renovating space for new tenants; the amount of GST which may be available to and claimed (or that should have been claimed) by the Lessor as a credit in determining the Lessor’s net tax liability or refund on account of GST, but only to the extent that GST is included in the Operating Costs or chargeable by the Lessor pursuant to some other provision of this Lease; expenses incurred solely to enforce the terms of leases of other tenants of the Building; expenses incurred for work or services performed solely for a particular tenant of the Building relating to premises leased by such tenant which are not work or services normally supplied or furnished to other tenants of the Building; expenses that are of a capital nature according to generally accepted accounting principles; and any major additions, modifications or renovations to or within the Building; any item for which the Lessor has received compensation from insurance companies or for which the Lessor would have obtained compensation had it taken out insurance in conformity with this Lease, but excluding any item for which the Lessor has not made a claim for compensation if the decision not to claim is for the benefit of the tenants of the Building, any amounts recoverable under warranties or guarantees (legal or contractual), the cost of any item of Operating Costs that should have been payable by a third party tenant if said tenant has not been excused by the Lessor from paying said cost, expenses for painting or decorating or other work performed for any tenant of the Building, all costs that may be payable exclusively by any other tenant of the Building, charitable contributions, all broker, leasing agent or leasing consulting costs, marketing, advertising, market study or publicity expenses, debt service including but not limited to interest on or amortizing of debt and other costs of financing or refinancing of the Building or any element thereof including legal and other professional costs relating thereto, all costs or penalties incurred as a result of the Lessor’s default to respect in obligations under any security instrument affecting the Building, all costs (exclusive of costs for maintenance and cleaning) attributable to any passageway or corridor or other means of pedestrian access to and from the Building, legal fees except for those which are of benefit to the tenants of the Building, the cost of providing fuel, water, electricity and other utilities chargeable separately to tenants, remuneration of all executive personnel of the Lessor, amounts paid to third parties by reason on the Lessor’s fault of late performance of its obligations unless caused by the fault of the Lessee or failure of the Lessee to fulfill its obligations under the Lease, any ground rent, capital taxes whether designated as Large Corporation Tax, Tax on Capital or otherwise or direct charges to other tenants of the Building.
In computing Operating Costs there shall be credited as a deduction the amounts of proceeds of insurance relating to Insured Damage and other damage actually recovered by the Lessor (or if the Lessor has self-insured, a corresponding application of reserves) applicable to damage, and also electricity and light bulb, tube and ballast replacement costs and insurance premiums that are directly payable by any tenants, in each case to the extent that the cost thereof was included therein. Any expenses not directly incurred by the Lessor but which are included in Operating Costs may be estimated by the Lessor on whatever reasonable basis the Lessor may select if and to the extent that the Lessor cannot ascertain the actual amount of such expenses from the tenants who incurred them. Any report of the Lessor’s accountant (who may be the Lessor’s Internal auditor or accountant) for such purpose shall be conclusive as to the amount of Operating Costs for any period to which such report relates.
     (p) “Common Costs” means the aggregate of the Taxes plus the Operating Costs for or incurred in a twelve (12) month period.
     (q) “Base Common Costs” means $12.50 per square foot of the Total Rental Area, (subject to confirmation pursuant to Section 7.03).
     (r) “Current Common Costs” in respect of any twelve (12) month period means an amount equal to the total Common Costs for such twelve (12) month period divided by the Total Rentable Area.
     (s) “Common Costs Escalation” in any twelve (12) month period means an amount equal to:
     (i) the amount by which the Current Common Costs for such period exceed the Base Common Costs multiplied by,
     (ii) the Gross Area of the Leased Premises.
     (t) “Insured Damage” means that part of any damage occurring to the Leased Premises to the extent to which the cost of repair is actually recoverable by the Lessor under a policy of insurance in respect of fire and other perils from time to time effected by the Lessor.
     (u) “Prime Rate” means that rate of interest charged and published from time to time by the main branch in the city in which the Building is situate, of the Lessor’s bank, as its most favorable rate of interest to its most credit-worthy commercial customers and commonly known as its Prime Rate,
ARTICLE 17
SPECIAL PROVISIONS
     Section 17.01 Riders. Attached as Schedule “D” are riders to this Lease which are in addition to or in substitution for provisions contained in the main body of this Lease.

ARTICLE 18
ACCEPTANCE
     Section 18.01 Lessee’s Acceptance. The Lessee hereby accepts this Lease of the within described lands and premises to be held by it as Lessee, and subject to the conditions, restrictions and covenants above set forth.

     IN WITNESS WHEREOF the Lessor and the Lessee have executed this lease on the day and year first above written.

DATED at Ottawa this fourteenth day of February 2006.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

LESSOR:	MERKBURN HOLDINGS LIMITED

/s/ Helen Roscoe Helen Roscoe

(WITNESS)

DATED at Ottawa this 7th day of February 2006.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

LESSOR:	SIGE SEMICONDUCTOR INC.

/s/ W.H. Burke W.H. Burke

(WITNESS)
ATTACHED TO AND FORMING PART OF THIS LEASE ARE SCHEDULES “A”, “B”, “C” “D”, AND “E”

SCHEDULE “A”
ATTACHED TO AND FORMING PART OF THIS LEASE BETWEEN
MERKBURN HOLDINGS LIMITED AND SIGE SEMICONDUCTOR INC.
DATED OCTOBER 4,2005
LAND DESCRIPTION
ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and designated as CON 2 OF PT LOT 20, RP 5R-7663 PART I, AND CON 2 OF PT LOT 20, RP 5R-7663 PART 2, RP 4R-338 PART 3, AND KNOWN MUNICIPALLY AS 1050 MORRISON DRIVE.

SCHEDULE “B”
Attached to and forming part of this Lease between Merkburn Holdings Limited and SiGe Semiconductor Inc. dated October 4,2005.

SCHEDULE “C”
ATTACHED TO AND FORMING PART OF THIS LEASE BETWEEN
MERKBURN HOLDINGS LIMITED AND SIGE SEMICONDUCTOR INC.
DATED OCTOBER 4, 2005
RULES AND REGULATIONS
1.	The Lessor shall have the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the Leased Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and facilities of the Building by other tenants.

2.	The sidewalks, driveways, entrances, vestibules, passages, corridors, halls, elevators and stairways shall not be encumbered or obstructed by tenants or tenants’ agents, servants, employees, licensees or invitees, or be used by them for any purpose other than for ingress to and egress from the Leased Premises. Lessor reserves the right to restrict and regulate the use of aforementioned public areas of the building by tenants and tenants’ agents, employees, servants, licensees and invitees and by persons making deliveries to tenants (including, but not limited to, the right to allocate certain elevator or elevators, if any, and the reasonable hours of use thereof for delivery service), and tire right to designate which Building entrance or entrances shall be used by persons making deliveries in the building.

3.	No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens other than those furnished by Lessor shall be attached to, or hung in, or used in connection with, any window or door of the Leased Premises, without the prior written consent of the Lessor. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and colour, and attached in the manner approved by the Lessor.

4.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any window or part of the outside or inside of the Leased Premises or the Building without the prior written consent of Lessor. In the event of the violation of the foregoing by any tenant, Lessor may remove same without any liability, and may charge the expense incurred by such removal to such tenant. Interior signs on doors shall be inscribed, painted, or affixed for tenants by the Lessor or by sign painters, first approved by the Lessor, at the expense of tenants and shall be of a size, colour and style acceptable to Lessor.

5.	The windows and doors, and, if any, the sashes, sash doors, and skylights that reflect or admit light and air into the halls, passageways, or other public places in the Building shall not be covered or obstructed by tenants, nor shall any bottles, parcels, files, papers or other articles be placed on the windowsills.

6.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building, nor placed in the halls, corridors, or vestibules without the prior written consent of the Lessor.

7.	The toilets, urinals, sinks and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the tenants by whom or by whose agents, servants, employees, customers or invitees the same was caused. Tenants shall not let the water run unless it is in actual use, and shall not deface or damage any part of the Building, nor drive nails, spikes, hooks, or screws into the walls or woodwork of the Building.

8.	Tenants shall not mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building. No boring, cutting or stringing of wires shall be permitted except with the prior written consent of the Lessor and as Lessor may direct. Only contractors approved in writing by Lessor may be employed by tenants for making repairs, changes or any improvements to the Leased Premises. Tenants shall not (without Lessor’s prior consent) lay floor coverings other than unaffixed rugs, so that the same shall come in direct contact with the floor of the Leased Premises, and, if wall to wall carpeting, linoleum or other similar floor coverings other than the Building Standard carpet are desired to be used and such use is approved by the Lessor, and if such floor coverings are placed or to be placed over tile flooring then an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material soluble in water, the use of cement or similar adhesive material being expressly prohibited. Metal cabinets shall be set on a noncorrosive pad wherever the floors are tile. In those portions of the Leased Premises where the Lessor has provided carpeting, whether directly or indirectly, the Lessee shall install at its own expense protective padding under all furniture not equipped with carpet casters.

9.	No bicycles, vehicles or animals or birds of any kind shall be brought into or kept in or about the Building or the Leased Premises excepting that those vehicles so authorized by the Lessor may enter and be kept in the Building’s Parking facilities (if any).

10.	No space in the Building shall be used for manufacturing or for lodging, sleeping, or any immoral or illegal purposes. No space shall be used for the storage of merchandise or for the sale of merchandise, goods, or property, and no auction sales shall be made, by tenants without prior written consent of Lessor.

11.	Tenants shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television, talking machine, unmusical noise, whistling, singing or in any other way. Tenants shall not throw anything out of the doors, windows, or skylights, if any, or down the passageways, stairs or elevator shafts nor sweep anything into the corridors, hallways or stairs of the Building.

12.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by tenants, nor shall any changes whatsoever be made to existing locks or the mechanics thereof except by the Lessor, at its option. Tenants shall not permit any duplicate keys to be made, but additional keys as reasonably required shall be supplied by the Lessor when requested by the Lessee in writing and such keys shall be paid for by the tenant, and upon termination of the tenant’s Lease, the Lessee shall surrender to the Lessor all keys of the Leased Premises and other part or parts of the Building.

13.	The tenant’s and its agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment without first obtaining the consent in writing of the Lessor. In giving such consent, the Lessor shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only outside of Normal Business Hours or at any other time consented to by the Lessor and the persons employed to move the same in and out of the Building must be acceptable to the Lessor. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators, except during hours approved by the Lessor.

14.	Tenants shall not occupy or permit any portion of the Leased Premises to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture, or sale of narcotics or drugs, or, except as incidental to tenant’s main business, as an employment bureau.

15.	Tenants shall not use the name of the Building or the owner in any advertising without the express consent in writing of the Lessor. Lessor shall have the right to prohibit any advertising by any tenant which, in any way, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Lessor, tenants shall refrain from or discontinue such advertising.

16.	All entrance doors in the demised premises shall be left locked and all windows shall be left closed by tenants when the Leased Premises are not in use.

17.	Lessor shall be in no way responsible to any tenant for loss of property from the Leased Premises, however occurring, or for damage done to the furniture or other effects of any tenant by Lessor’s agents, janitors, cleaners, employees or contractors doing work in the Leased Premises. The tenants shall permit window cleaners to clean the windows of the Leased Premises during Normal Business Hours.

18.	The requirements of tenants will be attended to only upon application to the Building manager or such other authorized representative as the Lessor may designate in writing. Lessor’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of the Lessor, from the Building manager or other representatives as aforesaid.

19.	Canvassing, soliciting and peddling in the Building are prohibited, and tenants shall cooperate to prevent the same.

20.	Any hand trucks, carryalls, or similar appliances used in the Building shall be equipped with rubber tires, side guards and such other safeguards as Lessor shall require.

21.	Without first obtaining Lessor’s written permission, tenants shall not install, attach, or bring into Leased Premises any equipment (other than normal office equipment such as computers, electric typewriters, calculators, and the like) or any instrument, duct, refrigerator, air conditioner, water cooler, or any other appliance requiring the use of gas, electric current or water. Any breach of this rule will entitle the Lessor at the tenant’s expense to enter the Leased Premises and remove whatever the tenant may have so installed, attached, or brought in.

22.	Lessor reserves the right to exclude from the Building outside of Normal Business Hours and during all hours on Saturdays all persons not authorized by a tenant in writing, by pass, or otherwise, to have access to the Building and the Leased Premises. Each tenant shall be responsible for all persons authorized to have access to the Building and shall be liable to Lessor for all of their acts while in the Building. When security service is in effect, entrance to the Building, deliveries, and exits shall be made via designated entrances and the Lessor may require all persons to sign a register on entering and leaving the building.

23.	Lessee shall at all times keep all drapes, blinds or curtains adjusted to block the direct rays of the sun in order to avoid overloading the air conditioning systems.

24.	Neither tenants nor their servants, employees, agents, visitors, or licensees shall at any time bring or keep upon the Leased Premises any inflammable, combustible or explosive fluid, chemical or substance, nor do nor permit to be done anything in conflict with any insurance policy which may or might be in force upon the Building or any part thereof or with the laws relating to fires, or with the regulations of the Fire Department or the Health Department, or with any of the rules, regulations or ordinances of the City in which the Leased Premises are located, or of any other duly constituted authority.

25.	Tenants shall not, without first obtaining the Lessor’s prior written approval, do any cooking, conduct any restaurant or luncheonette, or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odours of cooking or other processes or any unusual or objectionable odours to emanate from the Leased Premises. Tenants shall not, without first obtaining Lessor’s prior written approval, install or permit the installation or use of any food, beverage, cigarette, cigar, or stamp dispensing machine; or permit the delivery of any food or beverage to the Leased

Premises, except by such persons delivering the same as shall be approved by Lessor. No food or beverages shall be carried in the public hails or elevators except in closed containers.

26.	Lists of automobile license numbers of people working in the Building and the names of people who normally work off-hours may be required by Lessor, who may also require tenants’ employees to display a card or sticker as a prerequisite to admission to the parking facility (if any).

27.	The Lessor reserves the right to promulgate, rescind, alter or waive any rules or regulations at any time prescribed for the Building when it is necessary, desirable or proper for its best interest and in the opinion of the Lessor, for the best interests of the tenants.

28.	The Lessor may publish from time to time emergency fire regulations and evacuation procedures in consultation with the applicable municipal authorities. Each tenant will appoint a premises warden (wardens for multi-floor users) who will be responsible for liaison with building management in all emergency matters and who will be responsible for instructing employees of the tenant in emergency matters.

29.	The tenants shall promptly notify the Lessor of all requests by any taxing authority for information relating to the Leased Premises (including fixtures, improvements or machinery and equipment therein) or the tenant’s occupation or use thereof and any such information to be given by the tenant to such taxing authority shall be forwarded by the tenant to the Lessor for delivery to such taxing authority.

30.	If any apparatus used or installed by a tenant requires a permit as a condition for its installation, the tenant must file a copy of such permit with the Lessor.

31.	Tenants shall be responsible for the cleaning of any drapes and/or curtains that may be installed in their Premises, including those installed by the Lessor.

32.	Should any tenant, his licensee or invitee misuse or abuse the washroom facilities in the Building, the Lessor will forthwith give notice to the offending Lessee and, any continued breach of covenant by the tenant will result in the Lessor withdrawing privileges granted the tenant under the lease, without further notice.

SCHEDULE “D”
ATTACHED TO AND FORMING PART OF THIS LEASE BETWEEN MERKBURN HOLDINGS LIMITED AND SIGE SEMICONDUCTOR INC. DATED OCTOBER 4,2005.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE AND THE OTHER SCHEDULES, THE LESSOR AND LESSEE FURTHER COVENANT AND AGREE THAT THIS SCHEDULE “D” WILL GOVERN AS FOLLOWS:
LESSOR’S WORK
The Lessor shall provide, entirely at its expense, the Premises in the following Base Building condition (the “Base Building”), no later than December 1,2005, ready for the Lessee’s work:
1.	Lobby Rejuvenation and Increase of Ground Floor Usable Area

The lobby rejuvenation will reflect the standard of a Class “A” building as outlined in the Pye & Richards Architects Inc. drawings noted as Project # 05-55 dated Sept 28, 2005 issued for permit, (“the Architect drawings”) and as outlined in mechanical and electrical drawings prepared by R. J. McKee noted as Project #05-3331 dated September 16, 2005, issued for review (the “McKee Drawings”), i.e. light fixtures are of eurka manufacturer caliber or equivalent. Both suite entrance frames will be type F-5, doors will be type W-1, hardware will be type 3 combination and floor/stain/paint finishes are to be selected by a professional and will be consistent with Class “A” finishes.

2.	Cutback Common Corridor Kitchenette — Increase Usable Area

The existing plumbing service will be cutback and capped.
A new slab to slab demising wall will reduce the corridor and increase the rentable area, as outlined in the Architect Drawings.
The new gypsum board and existing corridor wall will receive a new paint finish.
The base trim will be patched to match existing.
The suspended ceiling grid will be reinstated and ceiling tiles will match existing.
The existing side corridor kitchenette millwork and coffe state signage will be salvaged and reused in the Lessee fit-up.

3.	Elevator Machine Room — Sound Issue

Construct a new entrance enclosure on the machine room door side to enter & exit from the new common core corridor.
Construct a second slab to slab 2 1/2” insulated stud partition /w 4” batt with insulation horizontally placed in the cavity between new and existing walls.
Remove existing carpet and rolled flooring and paint concrete slab same colour (grey) as found in the machine room.

Remove existing suspended ceiling in the new enter & exit corridor to match the machine room.

4.	Cafeteria Garage Sale. Purge, Cutback and Cap Office Space Regaining Usable

Remove existing exhaust hood, ductwork and associated piping and cap.
Remove existing millwork and plumbing fixtures back to source and cap.
Remove existing toilet and sink, plumbing to be cutback and capped.
Remove existing partitions and caging as noted on preliminary plan, and reinstate suspended ceiling to match existing open office area — west side.
Remove existing floor covering and ceramic back to broom swept concrete flooring ready to accept flooring leveling compound.

5.	MCR (Server Room) Fire Panel — Cutback Fire Panel to Base Building

Cutback existing MCR sub fire alarm panel to base building fire alarm panel as found in the base building electrical room.

6.	Base Building HVAC Recommissioninq

Ensure all HVAC equipment, mixing boxes and motors are fully operational prior to commencement of Early Occupancy Period to reflect the standard of a Class “A” building as outlined in the McKee Drawings.

7.	Suite Entrances

Set out in the Architect Drawings, the selection of types was to provide clarification on the suite entrance type being wood frames and not hollow metal frames. The Lessee reserves the right to change types per the specifications set out in Item #1 of this Schedule “D”.

8.	Open Office Area — West Side

Remove existing carpet, flooring to meet a broom swept finish. Reinstate suspended ceiling grid and ceiling tiles to match existing. Provide base building HVAC and light fixtures to be evenly redistributed in an open concept lay-out.

9.	Open Office Area — East Side

Remove existing carpet, flooring to meet a broom swept finish.

The Lessor agrees to handover to the Lessee for use during the term of this Lease; any millwork as found within the ground floor cafeteria all existing telecommunication cabling as found within the ground floor suite, (any other tenant telecommunications will be relocated to a base building common point in the building at the landlord’s expense prior to the fixture period); all cabinets as found within the ground floor MCR server room (except FMS cabinets as found with C100 Tenant #3 room); all raised flooring as found within the ground floor

MCR server room; and all liebertXfree standing air conditioning units and the usage of a rooftop chiller.
EARLY OCCUPANCY
The Lessee shall be granted an early occupancy period (the “Early Occupancy Period”) commencing upon December 1, 2005 (herein after referred to as the (“Possession Date”) and shall continue until the Commencement Date in order for the Lessee to construct its leasehold improvements and subsequently conduct its normal business affairs: During the Early Occupancy Period the Lessee shall not be required business affairs. During the Early Occupancy Period the Lessee shall not be required to pay Basic Rent or Additional Rent, nor shall any such accrue. In the event that the Lessor fails to complete the Lessor’s Work (as delineated below) and give possession of the Leased Premises to the Lessee by December 15, 2005, then the Commencement Date shall be delayed by the same number of days after April 1, 2006.
All the terms and conditions of the Lease shall apply during the Early Occupancy I Period, save and except that it shall be fully rent free and the Lessee will not be I responsible for Annual Basic Rent or Additional Rent.
LEASEHOLD IMPROVEMENT ALLOWANCE
The Lessor shall pay to the Lessee a leasehold improvement allowance (the “Leasehold Improvement Allowance”) in the amount of Twenty Five Dollars ($25.00) plus GST per square foot of Rentable Area. Such amount shall become due and payable on the Commencement Date. For the purposes of this section, the Leasehold Improvements may include the costs relating to the purchase or installation of furniture, construction, cabling/wiring, moving costs, installation of security systems, construction project management, costs of the Lessee’s architect, engineering and design services or such other costs as the Lessee determines. All eligible costs must be for work completed at or relevant to the Leased Premises at 1050 Morrison Drive.
Any remaining unused portion of the Leasehold Improvement Allowance shall be credited by the Lessor towards Annual Basic Rent and Additional Rent of the Lessee as it becomes due immediately following the Commencement Date.
PARKING
The Lessor shall provide, sixty-one (61) parking permits for use within the on-site parking lot for the Building or four (4) parking stalls per one thousand (1,000) square feet of Rentable Area, whichever is greater, at no additional cost to the Lessee throughout the Term or any renewal and extension thereof.
SPECIAL CONDITIONS
As of the Commencement Date, the Lessee shall benefit from a six (6) month period to advise the Lessor of any visible defect affecting any base building system located inside the Leased Premises in order for the Lessor to correct the situation at its own cost.

In the case of any defect or fault with respect to any seasonal elements, which may include, but shall not be limited to, heating and air conditioning systems, the six (6) month period shall commence as of the date when such system actually starts operating in the Leased Premises and not as of the Commencement Date.
The Lessor shall finish and demise the common corridor areas on the ground floor of the Building in such a way that no one shall be faced with unfinished or unoccupied space.
LESSEE’S INITIAL BUILDOUT
The Lessee shall not make any alterations or leasehold improvements of, to the premises or any part thereof without in each instance first obtaining the Lessor’s written consent, which consent will not be unreasonably withheld.
Prior to the commencement of the Early Occupancy Period, the Lessee, at Lessee’s expense, shall submit to the Lessor for approval two (2) complete sets of professionally prepared working drawings of the proposed Lessee’s Work. It is understood that the Lessee’s Work will not be allowed to commence without prior written approval from the Lessor, not to be unreasonably withheld or delayed.
The Lessor will act as the general contractor using a competitive pricing process with all sub-trades. The Lessor agrees to demonstrate an open book policy for each of the trade bid results while using a CCDC-3 costs plus (Canadian Construction Document Committee — 3) contract format in cooperation with the Lessee’s project manager. As part of the cost plus contract the Lessor agrees to use any Lessee or project manager, suggested trade in the competitive tendering process of sub-trades. The Lessor will charge the Lessee a standard fee for acting as the general contractor. The Lessor’s standard fee for acting as the general contractor shall not exceed 10% (ten percent),
PRELIMINARY SPACE PLAN
A preliminary space plan shall be designated by Lessee’s designer as the Lessee directs, for conceptual planning purposes, (hereinafter referred to as “Preliminary Plans”). The designer’s costs at a rate of Ten Cents (S0.10) per square foot of rentable area shall be entirely assumed by the Lessor in addition to the Leasehold Improvements Allowance.
ALTERATIONS/REPAIRS
The Lessor’s coordination and supervision fees for any alterations or repairs done during the Term and any renewal thereof, by either the Lessee or the Lessor, shall not exceed ten percent (10%) of the total costs of said alterations or repairs.
REMOVAL OF IMPROVEMENTS
Upon expiration or earlier termination of the Term or any renewal(s) ‘ Lessee shall not be obligated to remove any improvements within Premises that existed prior to the Early Occupancy Date, rather the Lessee be obligated to remove any improvements made to the Leased Premises Lessee.

HEATING, AIR CONDITIONING AND VENTILATION
The Lessor shall provide heating, ventilation and air-conditioning at a comfort level acceptable to the Lessee during the Lessee’s Business Hours (as defined below) equivalent to that found in other similar buildings and shall meet minimum standards promulgated and modified, from time to time, by the American Society of Heating, Refrigeration and Air-Conditioning Engineers Inc. (“ASHRAE”)
The Lessee’s Business Hours are defined as being from Monday to Friday from 6:00 a.m. to 10:00 p.m., unless otherwise specified by the Lessee, on each business day with the exception of holidays (the “Lessee’s Business Hours”).
CLEANING
The cleaning of the Leased Premise will be carried out each business day after 6:00 p.m. and before 7:00 a.m.
The Lessor recognizes that the Leased Premises may contain confidential and sensitive material and information, agrees to take all necessary care in the hiring of its staff to protect such material and information, and to require that all cleaning and security staff of the Lessor working in the Building be bonded. All maintenance and cleaning personnel performing work for the Lessor in the Leased Premises shall ensure that all locked doors giving access to the Leased Premises remain locked at all times.
SIGNAGE
No later than the Commencement Date, the Lessor shall place and maintain, at no charge to the Lessee, the Lessee’s corporate designation, as amended from time to time, onto all directory boards in the Building.
The Lessee shall be permitted the right to place its corporate identification, proportionate to it’s share of the building and subject to approval of the City of Ottawa), the Ministry of Transportation (MTO), and the Lessor on such facade of the Building or roof parapet that will benefit the Lessee, and on the pylon sign located along Morrison Drive, at no rental cost or other costs to the Lessee, save and except for its artwork and installation. It is understood that no tenant of the Building will be permitted exclusive signage rights to any one facade of the building.
RIGHT OF FIRST REFUSAL
Upon the execution of the Lease, the Lessee shall have a right of first refusal, subject to existing rights of other ‘tenants’ under their existing lease agreements for premises at 1050 Morrison Drive, to lease additional space in the Building. If the Lessor receives any acceptable bona fide offer from a third party or if the Lessor is required to give its approval for a sublet or an assignment of a lease governing any space available or to become available located on the second (2nd)j or third (3rd) floors of the Building (any such space being referred to herein as “Available Space”) or if the Lessor makes a bona fide offer to lease the Available Space to a third party, which is acceptable to such third party, (the third party’s offer and the Lessor’s offer are referred to as an “Offer”), the Lessor shall, before concluding a leasing transaction with a third party lease^ offer to lease the Available Space to the Lessee upon the same terms and conditions as the Offer*
The Lessee shall notify the Lessor in writing, within five (5) business days from its receipt of an Offer to Lessee=of its intention to avail itself of its right of first refusal to acquire the Available Space, failing which the Lessor will be permitted to proceed with the Offer. Lessee’s right of first refusal shall remain in force during the balance of term and any renewal thereof, for any subsequent Offer.
The Offer to Lessee shall be under the same terms and conditions as those contained in the Lease, except for the financial terms, which shall, as a whole reflect those of the Offer. The term of the Offer to Lessee for the Available Space shall be co-terminus with the existing term of this Lease, except where the term of this Lease is less than the term of an arm’s length competitive offer received by the Lessor. The Lessor covenants in good faith to extend the term of this Lease to be co-terminus with the term of the available space with competitive offer.
OPTIONS TO EXTEND
The Lessee shall have the right to extend its occupancy of the Leased Premises for two (2) additional terms of five (5) years each (“Option to Extend”) on the same terms and conditions as this Lease, save only for the Annual Basic Rent which shall be the Current Market Value (as defined below) as agreed upon by the Lessor and Lessee. To exercise this right, the Lessee shall give written notice to the Lessor no later than six (6) months prior to the date of expiry of the Term, otherwise these Options to Extend shall be deemed waived.
For the purposes of this section, current market value shall mean a value equal to the then fair market rent for comparable buildings in similar areas at the time of notice, inclusive of such Lessee inducements as free Annual Basic Rent, Lessor improvement allowances and other incentives offered by the Lessor at that time, and shall be without consideration or attributing a value to leasehold improvements, but on the value of raw space in other similar buildings and spaces in the immediate surrounding vicinity. In the event that the Lessee and the Lessor cannot agree upon the Current Market Value at least three (3) months prior to the expiry of the Term, or an extension term, as the case might be, the Current Market Value shall be determined by arbitration as outlined in Section 15.10.
RIGHT TO TERMINATE
The Lessee shall have the option to terminate the Lease anytime after the fifth (5th) year of the Term upon giving the Lessor nine (9) months’ written notice of its intention to terminate, and payback on the date of termination of three months Annual Basic Rent and GST, plus the unamortized portion of the Leasehold Improvement Allowance and brokerage fees actually paid to Devencore Real Estate Group Ltd. in relation to this Lease.
Amortization of the above amounts will be calculated at the rate of 7% compounded semi-annually over the term of the Lease. The Lessor will provide an amortization schedule detailing amounts, in due course, and it shall be an addendum to this Lease.

DELAY IN POSSESSION (GUARANTEED DELIVERY)
If for any reason the Lessor fails to deliver possession of the Premises to the Lessee on or before December 15, 2005, then the Lessee shall be entitled to an Annual Basic Rent and Additional Rent free period of one day for each day that the Lessor is late in delivering the Premises to the Lessee after December 15,2005.
NON-DISTURBANCE
The Lessor shall make its best efforts to provide the Lessee on or before the Commencement Date with non-disturbance agreements from the Lessor’s mortgagees confirming the Lessee shall not be disturbed in any way in the peaceful enjoyment of the Premises or prevented or denied the exercise of any other right which has been granted to the Lessee by the Lessor and that the Lease will be respected.
LUNCH ROOM/CAFETERIA
As part of the Leasehold Improvement Allowance, the Lessor consents to the construction of a lunch room for the Lessee’s employees with kitchen facilities and to the installation of vending and coffee machines on the Leased Premises. The Lessor agrees that the Lessee may, on an occasional basis only, provide food services on the Leased Premises.
LABORATORY
The Lessor acknowledges and agrees that the Lessee will operate a laboratory on the Leased Premises in compliance with the permit issued by the Ministry of the Environment and the Lessor hereby consents to the installation of any venting required. The Lessor further consents to the installation and use of the laboratory equipment and acknowledges that the Lessee will upgrade and update the laboratory and its equipment on a continuing basis without requiring farther consents or approval from the Lessor, however, the Lessee must provide the Lessor with a current up to date listing of all equipment in the building and any changes, modifications or replacement of same.

SCHEDULE “E”
Attached to and forming part of this Lease between Merkburn Holdings Limited and SiGe Semiconductor Inc. dated October 4, 2005.
April 1, 2006 to March 31, 2009
Annual basic rent shall be in the amount of One Hundred and Eight One Thousand Five Hundred Dollars ($181,500.00)
Payable in equal installments of Fifteen Thousand One Hundred and Twenty Five Dollars ($15,125.00) per month.
April 1, 2009 to March 31, 2012
Annual basic rent shall be in the amount of One Hundred and Ninety Eight Thousand Dollars ($198,000.00).
Payable in equal installments of Sixteen Thousand Five Hundred Dollars ($16,500.00) per month.
April 1, 2012 to March 31, 2014
Annual basic rent shall be in the amount of Two Hundred and Six Hundred and Fifty Dollars ($206,250.00).
Payable in equal installments of Seventeen Thousand One Hundred Dollars and Fifty Cents ($17,187.50) per month.
April 1, 2014 to March 31, 2015
Annual basic rent shall be in the amount of Two Hundred and Fourteen Thousand Five Hundred Dollars ($214,500.00)
Payable in equal installments of Seven Thousand Eight Hundred and Seventy Five Dollars (517,875.00) per month.
April 1, 2015 to March 31, 2016
Annual basic rent shall be in the amount of Two Hundred and Thirty One Thousand Dollars ($231,000.00).
Payable in equal installments of Nineteen Thousand Two Hundred and Fifty Dollars ($19,250.00) per month.